Exhibit 10.1

SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 2, 2024

among

KIMCO REALTY OP, LLC (as successor by assumption to RPT Realty, L.P.),

and

The Several Lenders
from time to time party hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

and

BMO Bank, N.A.,
as Syndication Agent,

and

Truist bank and REGIONS BANK,
as Documentation Agents,

and

J.P. MORGAN SECURITIES LLC,
as Sustainability Structuring Agent,

and

JPMORGAN CHASE BANK, N.A. and BMO CAPITAL MARKETS,
as Joint Lead Arrangers and Joint Bookrunners,

and

TRUIST SECURITIES, INC. and REGIONS CAPITAL MARKETS,
as Joint Lead Arrangers

i

(continued)

(continued)

(continued)

EXHIBITS:

Exhibit A	--	Form of Assignment and Assumption
Exhibit B	--	Form of Term Loan Note
Exhibit C	--	Form of Subsidiary Guarantee
Exhibit E	--	Form of Closing Certificate of a Borrower
Exhibit F	--	Form of Compliance Certificate
Exhibit G	--	[Reserved]
Exhibit H1-H4	--	Forms of U.S. Tax Certificate
Exhibit I	--	Form of Pricing Certificate

SCHEDULES:
Schedule 1.1A	--	Lenders and Commitments Immediately After Giving Effect to Effective Date
Schedule 4.1	--	Certain Financial Disclosure
Schedule 4.19	--	Condemnation Proceedings
Schedule 7.2	--	Transaction(s) Referred to in Section 7.2
Schedule 7.7	--	Restrictive Agreements
Schedule ST	--	Sustainability Table
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SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 2, 2024 among Kimco Realty OP, LLC (as successor by assumption to RPT Realty, L.P.), a Delaware limited liability company (“Kimco” or the “Borrower”), the several banks, financial institutions and other entities from time to time parties to this Agreement (collectively, the “Lenders”), BMO Bank, N.A., as Syndication Agent (in such capacity, collectively, the “Syndication Agent”), Truist Bank and Regions Bank, as Documentation Agents (in such capacity, collectively, the “Documentation Agents”), J.P. MORGAN SECURITIES LLC, as Sustainability Structuring Agent, and JPMORGAN CHASE BANK, N.A., a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, pursuant to a Sixth Amended and Restated Credit Agreement dated as of August 18, 2022 (as amended and in effect immediately before giving effect to the amendment and restatement contemplated hereby, the “Existing Credit Agreement”) by and among RPT Realty, L.P., Keybank National Association, as administrative agent and the other parties thereto, the lenders party thereto made loans and other extensions of credit available to RPT Realty, L.P. for the purposes set forth therein;

WHEREAS, on August 28, 2023, Kimco Realty Corporation, a Maryland corporation (“Ultimate Parent”) and Kimco Realty OP, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Kimco (“Kimco”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Ultimate Parent, Kimco, Tarpon Acquisition Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Kimco (“Merger Sub”), Tarpon OP Acquisition Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Kimco (“OP Merger Sub” and, together with Ultimate Parent, Kimco and Merger Sub, the “Kimco Parties”), RPT Realty, a Maryland real estate investment trust (“RPT”) and RPT Realty, L.P., a Delaware limited partnership (“RPT OP” and, together with RPT, the “RPT Parties”);

WHEREAS, the Merger Agreement provides that, among other things, and on the terms and subject to the conditions set forth therein, (i) RPT will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity (the “Company Merger”), (ii) immediately following the Company Merger, Ultimate Parent will contribute to Kimco all of the membership interests of Merger Sub and (iii) immediately prior to the Company Merger, OP Merger Sub will be merged with and into RPT OP, with RPT OP continuing as the surviving entity and as a subsidiary of Kimco (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), all as more fully described in the Form 8-k filed by Ultimate Parent and Kimco with the Securities and Exchange Commission on August 28, 2023;

WHEREAS, since the consummation of the Mergers and the transactions to be effected in connection with the consummation thereof (collectively with the Mergers, the “Transactions”) are not permitted under the terms of the Existing Credit Agreement and would result in an Event of Default under Section 7.13 and other provisions of the Existing Credit Agreement if not consented to by the Lenders in advance, the RPT Parties and the Kimco Parties have requested that the Lenders consent to the Transactions;

WHEREAS, pursuant to Section 8.2 of the Existing Credit Agreement, the undersigned Lenders are willing to consent to and permit the Transactions including permitting the Mergers under Section 6.12 of the Existing Credit Agreement and agree that no Event of Default shall occur under Section 7.13 of the Existing Credit Agreement as a result of the consummation of the Transactions, so long as the Existing Credit Agreement is amended and restated in its entirety as set forth herein, including to provide for, inter alia, that (x) Kimco assume all of the rights and obligations of RPT OP under the Existing Credit Agreement as amended by the terms hereof, (y) Ultimate Parent guarantee the obligations of Kimco, and (z) the revolving credit facility under the Existing Credit Agreement terminates;

WHEREAS, RPT OP and Kimco have requested to amend and restate the Existing Credit Agreement, and the Lenders and the Administrative Agent are willing to amend and restate the Existing Credit Agreement and to continue to provide financing to the Borrower on the terms and conditions set forth herein; and

WHEREAS, the Lenders party hereto constitute all Existing Lenders and, in their capacity as such, together with the Administrative Agent, consent to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, the Borrower, the Lenders, and the Administrative Agent each agree that on and as of the Effective Date (as hereinafter defined), the Existing Credit Agreement is hereby amended and restated in its entirety on the terms set forth herein, and in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I

DEFINITIONS

Section 1.1	Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“2022 KPI Target A”: with respect to the 2022 calendar year, 5%.

“2022 KPI Target B”: with respect to the 2022 calendar year, 4%.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.8 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.8(c)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Jurisdiction”: a jurisdiction (other than the United States) acceptable to the Administrative Agent in its sole discretion, including, if requested by the Administrative Agent in its sole discretion, based on satisfactory advice received by it from local counsel in such jurisdiction with respect to the procedure for enforcement of a U.S. judgment in such jurisdiction, and the collection of such judgment from assets located there.

“Adjusted Daily Simple RFR”: with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Dollars, plus (b) 0.10%; provided that if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Net Income”: for any period, as to Kimco and the Consolidated Entities, Consolidated Net Income; provided that there shall be excluded the income (or deficit) of any Person other than Ultimate Parent accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Ultimate Parent or any of its Subsidiaries.

“Adjusted Term SOFR Rate”: with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent”: as defined in the introductory paragraph hereof.

“Administrative Questionnaire”: as defined in Section 10.6.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.

“Agent Parties”: as defined in Section 10.2(d)(iii).

“Aggregate Commitment”: as of any date, the aggregate amount of the then-current Term Loan A-1 Commitments, Term Loan A-2 Commitments, Term Loan A-3 Commitments, and Term Loan A-4 Commitments of all the Lenders, which is, as of the Effective Date, $310,000,000.

“Agreed Currency”: Dollars.

“Agreement”: this Seventh Amended and Restated Credit Agreement.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: with respect to each Loan at any date, the applicable percentage per annum set forth below based upon the Status on such date:

	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Term Benchmark Loans and RFR Loans	0.800%	0.850%	0.925%	1.050%	1.300%	1.700%
ABR Loans	0.000%	0.000%	0.000%	0.050%	0.300%	0.700%

It is hereby understood and agreed that the Applicable Margin with respect to ABR Loans, Term Benchmark Loans, and RFR Loans shall be adjusted from time to time based upon the Sustainability Rate Adjustment (to be calculated and applied as set forth in Section 2.19); provided that in no event shall the Applicable Margin be less than zero.

“Applicable Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitments then constitutes of the aggregate Commitments of all Lenders (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans of all Lenders then outstanding).

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption”: as defined in Section 10.6.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.8.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Baseline Conditions”: as to any Wholly Owned Subsidiary, in connection with the incurrence by such Subsidiary of any obligations in respect of the Facility, that such Subsidiary (a) at the time of the delivery by such Wholly Owned Subsidiary of its Subsidiary Guarantee pursuant to Section 10.10, can truthfully and correctly make each of the Baseline Representations and Warranties in all material respects and (b) if such Subsidiary is not organized under the laws of any state of the United States, (i) shall be organized under the laws of an Acceptable Jurisdiction and (ii) shall have submitted for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, including for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof.

“Baseline Representations and Warranties”: the representations and warranties contained in Sections 4.3(b) (only as to itself and not as to its Subsidiaries), 4.4, 4.5(b), 4.13, 4.14, 4.15, 4.16 and 4.22.

“Benchmark”: initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (c) of Section 2.8.

“Benchmark Replacement”: for any Available Tenor the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent in its reasonable discretion, in consultation with Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent in its reasonable discretion, in consultation with Borrower, determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent, in consultation with Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)       in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)       in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)       a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.8 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.8.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board”: the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Borrower”: as defined in the introductory paragraph hereof.

“Borrowing”: Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Date”: any Business Day specified in a notice pursuant to Section 2.2(d) as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Chicago are authorized or required by law to close; provided that, when used (a) in connection with RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, the term “Business Day” shall exclude any such day that is not an RFR Business Day and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, the term “Business Day” shall exclude any such day that is not a U.S. Government Securities Business Day.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents”: (a) securities denominated in Dollars or any other currency of any Qualified Jurisdiction (any of the foregoing, “Currency”), in any event issued or directly and fully guaranteed or insured by the United States Government or any other Qualified Jurisdiction, as applicable, or any agency or instrumentality of any of them, having maturities of not more than one year from the date of acquisition, (b) time deposits and certificates of deposit denominated in Currency having maturities of not more than one year from the date of acquisition of any Lender or of any domestic commercial bank the senior long-term unsecured debt of which is rated at least A- or the equivalent thereof by S&P or A3 or the equivalent thereof by Moody’s and having capital and surplus in excess of $500,000,000 (or the equivalent in the applicable Currency), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper denominated in Currency rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the date of acquisition and (e) investments in money market funds that have assets in excess of $2,000,000,000 (or the equivalent in the applicable Currency), are managed by recognized and responsible institutions and invest all of their assets in any one or more of (i) obligations of the types referred to in clauses (a), (b), (c) and (d) above and (ii) commercial paper denominated in Currency having at least the rating described in clause (d) above and maturing within 270 days after the date of acquisition.

“Change in Control”: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Capital Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Ultimate Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Ultimate Parent by Persons who were neither (i) nominated or approved by the board of directors of Ultimate Parent nor (ii) appointed by directors so nominated or approved or (c) the Ultimate Parent ceases to own and Control, beneficially and of record, at least 75% of the Capital Stock of Kimco (and its managing member or the equivalent).

“Change in Law”: the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any central bank or other Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case referred to in clause (i) or (ii) be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Class”: (a) when used with respect to a Commitment refers to whether such Commitment is a Term Loan A-1 Commitment, a Term Loan A-2 Commitment, a Term Loan A-3 Commitment, or a Term Loan A-4 Commitment, (b) when used with respect to any Borrowing or Loan, refers to whether such Borrowing or Loan is a Term Borrowing, or the Loans comprising such Borrowing are Term Loans A-1, Term Loans A-2, Term Loans A-3, or Term Loans A-4, and (c) when used with respect to a Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“CME Term SOFR Administrator”: CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“CO2e” as defined in the definition of Sustainability Metric.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”: for each Lender collectively, such Lender’s Term Loan A-1 Commitment, Term Loan A-2 Commitment, Term Loan A-3 Commitment and Term Loan A-4 Commitment.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with Ultimate Parent within the meaning of Section 4001 of ERISA or is part of a group which includes Ultimate Parent and which is treated as a single employer under Section 414 of the Code.

“Communications”: as defined in Section 10.2(d)(iii).

“Consolidated Entities”: as of any date of determination, any entities whose financial results are consolidated with those of Ultimate Parent in accordance with GAAP. For the avoidance of doubt, Consolidated Entities shall include the Ultimate Parent.

“Consolidated Net Income”: for any period, net income (or loss) of Kimco and the Consolidated Entities for such period determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Approach” as described in the GHG Protocol Corporate Reporting and Accounting Standard.

“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Parties”: as defined in Section 10.17

“Currency”: as defined in the definition of the term “Cash Equivalents”.

“Daily Simple RFR”: for any day (an “RFR Interest Day”), an interest rate per annum equal to Daily Simple SOFR.

“Daily Simple SOFR”: for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default”: any of the events specified in Article VIII, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Lender Party any other amount so required to be funded or paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular facts or circumstances giving rise to such failure to satisfy a condition precedent) has not been satisfied, (b) has notified Kimco or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the receipt by the Administrative Agent of such certification in form and substance reasonably satisfactory to the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Documentation Agents”: as defined in the introductory paragraph hereof.

“Dollars”, “dollars” and “$”: lawful currency of the United States of America.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EBITDA”: for any Person, the consolidated net income of such Person and its Subsidiaries before any provision or benefit for income taxes, interest, depreciation, amortization, gains or losses on sales of operating real estate and marketable securities, noncash impairment charges, and gains or losses on extraordinary items in accordance with GAAP and gains or losses on early extinguishment of debt.

“Effective Date”: the date on which the conditions set forth in Section 5.1 shall be satisfied (or waived in accordance with Section 10.1).

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System”: any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site chosen by the Administrative Agent to be its electronic transmission system, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to Kimco, any Entity or any of their respective assets or properties.

“Entity”: as of any date of determination, any Consolidated Entity or Unconsolidated Entity.

“ERT”: as defined in the definition of Sustainability Metric.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”: any of the events specified in Article VIII, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excluded Taxes”: with respect to any payment made by any Loan Party under this Agreement or the other Loan Documents, any of the following Taxes imposed on or with respect to a Recipient, (a) income or franchise Taxes (i) imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) withholding Taxes resulting from any law in effect on the date such Recipient becomes a party to this Agreement (or designates a new lending office) except to the extent that such Recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.12(a), (d) any Tax that is imposed as a result of a Recipient’s failure to comply with Section 2.12(d), and (e) any Taxes imposed under FATCA, including as a result of such Recipient’s failure to comply with Section 2.12(d)(iii).

“Existing Credit Agreement”: as defined in the recitals of this Agreement.

“Existing Guaranteed Obligations”: the “Guaranteed Obligations” as defined in the Existing Credit Agreement.

“Existing Issuing Bank”: the “Issuing Bank” under the Existing Credit Agreement immediately prior to the effectiveness of the amendment and restatement contemplated hereby.

“Existing Lender”: each lender under the Existing Credit Agreement immediately prior to the effectiveness of the amendment and restatement contemplated hereby.

“Existing Loan Documents”: the “Loan Documents” as defined in the Existing Credit Agreement.

“Existing Loans”: the loans made by the Existing Lenders that are outstanding under the Existing Credit Agreement immediately prior to the effectiveness of the amendment and restatement contemplated hereby.

“Existing Obligations”: the “Obligations” as defined in the Existing Credit Agreement.

“Existing Revolving Lender”: each “Revolving Lender” under and as defined in the Existing Credit Agreement immediately prior to the effectiveness of the amendment and restatement contemplated hereby.

“Existing Revolving Loans”: the loans made by the Existing Revolving Lenders that are outstanding under the Existing Credit Agreement immediately prior to the effectiveness of the amendment and restatement contemplated hereby.

“Existing Term A-1 Loans”: as defined in Section 2.2(a).

“Existing Term A-2 Loans”: as defined in Section 2.2(a).

“Existing Term A-3 Loans”: as defined in Section 2.2(a).

“Existing Term A-4 Loans”: as defined in Section 2.2(a).

“Facility”: the term loan facility established pursuant to this Agreement.

“FATCA”: Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended and successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements implementing any of the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any of the foregoing.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Fee Letter”: the fee letter dated as of the date hereof between Kimco and the Administrative Agent regarding certain fees payable in connection with the Facility.

“Final Date”: as defined in Section 2.11(d).

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP (subject, for the avoidance of doubt, to Section 1.3) to be capitalized on a balance sheet of such lessee.

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple RFR, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate and Adjusted Daily Simple RFR shall be 0%.

“GAAP”: generally accepted accounting principles in the United States of America.

“GHG Emissions”: as defined in the definition of Sustainability Metric.

“GHG Protocol Corporate Reporting and Accounting Standard”: a corporate accounting and reporting standard for greenhouse gas emissions published by World Business Council for Sustainable Development and the World Resources Institute, as amended from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Asset Value”: as of any relevant date, an amount equal to (I) the sum, without duplication, of (a) Total Adjusted EBITDA, calculated with respect to the most recent Test Period ended on or before such date annualized and capitalized at (i) 6.0% for the multifamily component and (ii) 6.25% for all other components, plus (b) Unrestricted Cash and Cash Equivalents of Kimco and the Consolidated Entities as of such date, plus (c) the sum of the following items of Kimco and the Consolidated Entities: (i) land and development projects as of such date valued at the lower of “cost” or book value, and (ii) mezzanine and mortgage loan receivables valued at the lower of cost or market at such date and marketable securities at the value reflected in the consolidated financial statements of Ultimate Parent as of such date, plus (d) Ultimate Parent’s investments in and advances to the Unconsolidated Entities valued at the lower of cost or market as reflected in the consolidated financial statements of Ultimate Parent as of such date, plus (e) 100% of the bona fide purchase price of Properties acquired within 24 months prior to such date, minus (II) as applicable, (a) the amount, if any, excluded from the amount of Total Indebtedness for purposes of calculating the ratio of Total Indebtedness to Gross Asset Value as set forth in the proviso of Section 7.1(a), or (b) the amount, if any, excluded from the amount of Total Priority Indebtedness for purposes of calculating the ratio of Total Priority Indebtedness to Gross Asset Value as set forth in the proviso of Section 7.1(b); provided that (1) the items described in clause (I)(d) shall not be taken into account to the extent that the amount thereof exceeds 30% of Gross Asset Value, (2) the items described in clauses (I)(c) and (I)(d) (other than mortgage loan receivables valued at the lower of cost or market at such date and marketable securities at the value reflected in the consolidated financial statements of Ultimate Parent as of such date) shall not be taken into account to the extent that the amounts thereof exceed, in the aggregate, 40% of Gross Asset Value, and (3) not more than 30% in the aggregate of items comprising Gross Asset Value shall be attributable to assets located outside of the United States and Puerto Rico or to assets owned by Entities not organized in and not having principal offices in the United States or Puerto Rico.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation); provided that in all events (and regardless of the existence of a stated liability amount), the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Kimco in good faith.

“Guarantor”: at any particular time, (a) Ultimate Parent and/or (b) each Subsidiary that is a party to a Subsidiary Guarantee at such time.

“Hazardous Materials”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IBA”: as defined in Section 1.5.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all obligations of such Person under Financing Leases, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person, (g) all reimbursement obligations for letters of credit, (h) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof equal to an amount that would be the maximum reasonably anticipated liability in respect thereof as determined by Kimco in good faith (or, if lesser, the fair market value of the assets subject to such Lien, as determined by Kimco in good faith), and (i) the net obligations (contingent or otherwise) of such Person at such date under interest rate hedging agreements.

“Indemnified Taxes”: Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under this Agreement and the other Loan Documents.

“Ineligible Institution”: (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) any Loan Party or any Affiliate of any Loan Party, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

“Initial KPI Metrics Report”: the Sustainability Report including the Sustainability Assurance Provider’s verification statement of the method of calculation of the KPI as of December 31, 2021, dated July 2022.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: as defined in Section 4.9.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each calendar month to occur while such ABR Loan is outstanding and the applicable Term Facility Termination Date, (b) as to any Term Benchmark Loan, the last day of the Interest Period with respect thereto and, in the case of a Term Benchmark Loan with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period and the applicable Term Facility Termination Date, and (c) as to any RFR Loan, the fifth (5th) Business Day of each calendar month and the applicable Term Facility Termination Date.

“Interest Period”:

with respect to any Term Benchmark Loan:

(i)       initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term Benchmark Loan and ending one (1), three (3) or six (6) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto (in each case, subject to the availability of the Benchmark applicable to such Loan for any Agreed Currency); and

(ii)      thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term Benchmark Loan and ending one (1), three (3) or six (6) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto (in each case, subject to the availability of the Benchmark applicable to such Loan for any Agreed Currency);

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(1)            if any Interest Period pertaining to a Term Benchmark Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2)            any Interest Period pertaining to a Term Benchmark Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month at the end of such Interest Period) shall end on the last Business Day of such last calendar month;

(3)            in no event shall any Interest Period end on a day subsequent to the applicable Term Facility Termination Date; and

(4)            no tenor that has been removed from this definition pursuant to Section 2.8 shall be available for such Term Benchmark Loan.

“Investment Entity”: as to any Person, a corporation, limited liability company, partnership or other entity in which Ultimate Parent has a direct or indirect interest, but which is not a Subsidiary.

“IRS”: the United States Internal Revenue Service.

“Joint Lead Arrangers”: collectively, JPMCB, BMO Capital Markets, Truist Securities, Inc. and Regions Capital Markets.

“JPMCB”: JPMorgan Chase Bank, N.A.

“KPI”: the cumulative reduction, measured as a percentage, in the Sustainability Metric from the Sustainability Baseline specified in the Sustainability Table for the applicable calendar year.

“KPI Applicable Margin Adjustment Amount”:

(a) [reserved]

(b) with respect to any period between Sustainability Pricing Adjustment Dates, commencing with the 2023 calendar year, (i) positive 0.04%, if the KPI for such period as set forth in the KPI Metrics Report is less than the KPI Threshold A for such period, (ii) positive 0.02%, if the KPI for such period as set forth in the KPI Metrics Report is greater than or equal to the KPI Threshold A but less than the KPI Threshold B for such period, (iii) 0.00%, if the KPI for such period as set forth in the KPI Metrics Report is greater than or equal to the KPI Threshold B but less than the KPI Target B for such period, (iv) negative 0.02%, if the KPI for such period as set forth in the KPI Metrics Report is greater than or equal to the KPI Target B for such period but less than the KPI Target A for such period, and (v) negative 0.04%, if the KPI for such period as set forth in the KPI Metrics Report is greater than or equal to the KPI Target A for such period.

“KPI Metrics Report”: an annual report (it being understood that this annual report may take the form of the annual Sustainability Report) audited by the Sustainability Assurance Provider that sets forth the calculations for the KPI for a specific calendar year.

“KPI Target A”: with respect to any calendar year, the KPI Target A for such calendar year as set forth in the Sustainability Table.

“KPI Target B”: with respect to any calendar year, the KPI Target B for such calendar year as set forth in the Sustainability Table.

“KPI Threshold A”: with respect to any calendar year, the KPI Threshold A for such calendar year as set forth in the Sustainability Table.

“KPI Threshold B”: with respect to any calendar year, the KPI Threshold B for such calendar year as set forth in the Sustainability Table.

“Kimco”: as defined in the introductory paragraph hereof.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Party”: each of the Administrative Agent and the Lenders.

“Lenders”: as defined in the introductory paragraph hereof.

“Level I Status”: as defined in the definition of “Status” in this Section 1.1.

“Level II Status”: as defined in the definition of “Status” in this Section 1.1.

“Level III Status”: as defined in the definition of “Status” in this Section 1.1.

“Level IV Status”: as defined in the definition of “Status” in this Section 1.1.

“Level V Status”: as defined in the definition of “Status” in this Section 1.1.

“Level VI Status”: as defined in the definition of “Status” in this Section 1.1.

“Leverage Ratio”: as defined in Section 7.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment (including any collateral assignment but excluding any assignment of an asset made in lieu of a sale thereof where the assignor is paid the fair market value of such asset by the assignee and the assignee assumes all of the rights and obligations attributable to ownership of such asset), deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Loan”: each loan made by the Lenders to the Borrower pursuant to this Agreement, including any Term Loan A-1, Term Loan A-2, Term Loan A-3 and Term Loan A-4.

“Loan Documents”: this Agreement, the Notes, each Subsidiary Guarantee (if any), the guaranty made by Ultimate Parent, and the Fee Letter, and any instrument or agreement waiving, amending, or supplementing any Loan Document.

“Loan Parties”: as of any applicable date of determination, (a) Ultimate Parent (b) Kimco, and (c) each applicable Guarantor other than the Ultimate Parent.

“Major Acquisitions”: with respect to any applicable period, one or more acquisitions by Ultimate Parent, Kimco or any of their respective Subsidiaries during such period of the Capital Stock and/or assets of another Person that (a) are otherwise permitted by this Agreement and the other Loan Documents and (b) involve the payment by Ultimate Parent, Kimco or any of their respective Subsidiaries of consideration (whether in the form of cash or non-cash consideration) in excess of $500,000,000 in the aggregate for all such acquisitions during such period.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or financial condition of Ultimate Parent, Kimco and their respective Subsidiaries taken as a whole, (b) the ability of Ultimate Parent or Kimco to perform its obligations under the Loan Documents or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Recourse Indebtedness”: Indebtedness the documentation with respect to which expressly provides that (a) the lender(s) thereunder (and any agent for such lender(s)) may not seek a money judgment against the Person issuing such Indebtedness or (b) recourse for payment in respect of such Indebtedness is limited to those assets or Capital Stock of the Person issuing such Indebtedness which secure such Indebtedness (except in the case of customary indemnities or customary potential recourse carve-outs contained in such documentation, provided that if a claim is made in connection with such indemnities or potential recourse carve-outs, such claim shall not constitute Non-Recourse Indebtedness for the purposes of this Agreement); provided further that, notwithstanding the foregoing, any Indebtedness which would otherwise constitute Recourse Indebtedness (or which would not constitute Non-Recourse Indebtedness hereunder), shall be included as Non-Recourse Indebtedness for all purposes hereunder if and to the extent such Indebtedness is not recourse (either contractually or by operation of law) to Kimco (except in the case of customary indemnities or customary potential recourse carve-outs contained in the applicable documentation, provided that if a claim is made in connection with such indemnities or potential recourse carve-outs, such claim shall not constitute Non-Recourse Indebtedness for the purposes of this Agreement).

“Notes”: the collective reference to the Term Loan Notes.

“NYFRB”: The Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligated Property Owner”: as defined in the definition of the term “Unencumbered Properties”.

“Obligations”: all obligations, liabilities and Indebtedness of every nature of the Borrower from time to time owing to any Lender or the Administrative Agent, under or in connection with this Agreement or any other Loan Document, in each case whether primary, secondary, direct, indirect, contingent, fixed or otherwise, including interest accruing at the rate provided in the applicable Loan Document on or after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement or the other Loan Documents, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: any present or future stamp, court, documentary, intangible, recording, filing, or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Documents, except any such Taxes that are Excluded Taxes imposed with respect to an assignment (other than an assignment under Section 2.15).

“Outstanding Facility Amount”: at any time, the sum of the principal amount of all then outstanding Loans.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Overnight Rate”: for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in an Alternate Currency, an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Ownership Percentage”: (a) in respect of Kimco or a Wholly Owned Subsidiary, 100%, and (b) in respect of (i) any other Consolidated Entity (other than Kimco or a Wholly Owned Subsidiary) or (ii) an Unconsolidated Entity, the greater of Ultimate Parent’s and Kimco’s direct and indirect percentage interest in such entity determined in accordance with GAAP.

“Participant”: as defined in Section 10.6.

“Participant Register”: as defined in Section 10.6(c).

“Patriot Act”: as defined in Section 10.21.

“Payment”: has the meaning assigned to it in Section 9.5(a).

“Payment Notice”: has the meaning assigned to it Section 9.5(b).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Encumbrances”: (a) Liens imposed by law for taxes (i) that are not yet due and delinquent, or (ii) where (A) the validity or amount thereof is being contested in good faith by appropriate proceedings, (B) the Person responsible for such taxes is Ultimate Parent, Kimco or a Wholly Owned Subsidiary and such Person has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (C) the failure to make payment pending such contest could not reasonably be expected to have a Material Adverse Effect, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Person responsible for the charges so secured is Ultimate Parent, Kimco or a Wholly Owned Subsidiary and such Person has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to have a Material Adverse Effect, (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, and (e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Ultimate Parent, Kimco or of any Wholly Owned Subsidiary that has any direct or indirect interest in any Unencumbered Property; provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person”: an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which Kimco or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pricing Certificate”: a certificate substantially in the form of Exhibit I executed by a Responsible Officer of Kimco and attaching (a) true and correct copies of the KPI Metrics Report for the most recently ended calendar year and setting forth the Sustainability Rate Adjustment for the period covered thereby and computations in reasonable detail in respect thereof and (b) a review report of the Sustainability Assurance Provider confirming that the Sustainability Assurance Provider is not aware of any modifications that should be made to such computations in order for them to be presented in all material respects in conformity with the GHG Protocol Corporate Reporting and Accounting Standard.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Property”: real property owned by the Ultimate Parent or any of the Entities, or in which the Ultimate Parent or any of the Entities has a leasehold interest.

“Property Gross Revenues”: with respect to any Property, for any period, all gross income, revenues and consideration, of whatever form or nature, received by or paid to or for the account or benefit of the Person owning such Property, in each instance during such period, in connection with the ownership, operation, leasing and occupancy of such Property, including the following: (a) amounts earned under leases, including base rent, escalation, overage, additional, participation, percentage and similar rentals, late charges and interest payments and amounts received on account of maintenance or service charges, real estate taxes, assessments, utilities, air conditioning and heating, insurance premiums and other administrative, management, operating, leasing and maintenance expenses for such property, but excluding until earned security deposits, prepaid rents and other refundable receipts, (b) rents and receipts from licenses, concessions, vending machines and similar items, (c) parking fees and rentals, (d) other fees, charges or payments not denominated as rental of office, retail, storage, parking or other space in such Property, and (e) payments received as consideration, in whole or in part, for the cancellation, modification, extension or renewal of leases; but in any event excluding the proceeds of any financing or asset sales in respect of all or any portion of such Property.

“Property NOI”: with respect to any Property, for any period, an amount equal to the excess, if any, of (a) Property Gross Revenues in respect of such Property for such period over (b) Property Operating Expenses in respect of such Property for such period.

“Property Operating Expenses”: with respect to any Property, for any period, the sum of all expenses incurred during such period with respect to the ownership, operation, leasing and occupancy of such Property, including the following: (a) real estate taxes; (b) special assessments or similar charges paid during such period; (c) personal property taxes; (d) costs of utilities, air conditioning and heating; (e) maintenance and repair costs of a non-capital nature; (f) operating expenses and fees; (g) wages and salaries of on-site employees engaged in the operation and management of such Property, including employer’s social security taxes and other taxes, insurance benefits and the like, levied on or with respect to such wages or salaries; (h) premiums payable for insurance carried on or with respect to such Property; (i) advertising and promotion costs; (j) rental expense; and (k) in the case of any Property owned or operated by an Investment Entity, any obligation of Ultimate Parent or any of its Subsidiaries (contingent or otherwise) to contribute funds to such Investment Entity. The following shall be excluded from Property Operating Expenses: (1) foreign, U.S., state and local income taxes, franchise taxes or other taxes based on income, (2) depreciation, amortization and any other non-cash deduction for income tax purposes, (3) interest expenses of the Person owning such Property, (4) property management fees payable to Ultimate Parent or its Affiliates, and (5) any expenditures made for capital improvements and the cost of leasing commissions.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Jurisdiction”: at any time of determination, any jurisdiction in which Ultimate Parent, Kimco or any of its Subsidiaries is doing business at such time the government of which jurisdiction is internationally recognized at such time, including by the United States Government.

“Quotation Day”: with respect to any Term Benchmark Loan for any Interest Period, two Business Days prior to the commencement of such Interest Period.

“Recipient”: as applicable, (a) the Administrative Agent and (b) any Lender.

“Recourse Indebtedness”: any Indebtedness of any Person, (A) to the extent that Kimco is liable for direct claims for payment of such debt, or (B) to the extent that the payment of such debt is guaranteed by Kimco or that Kimco otherwise stands as a surety or accommodation party for such debt (provided that the amount of any such obligation shall be deemed, for the purpose of this definition, to be Kimco’s maximum reasonably anticipated liability in respect thereof as determined by Kimco in good faith), or (C) as to which a Lien securing such debt has been placed against any assets of Kimco (excluding from this clause (C) Non-Recourse Indebtedness of Kimco). (Any such Indebtedness shall not be treated as Recourse Indebtedness solely because of customary potential recourse carveouts contained in documentation, provided that if a claim is made in connection with such potential recourse carve-outs, such claim shall constitute Recourse Indebtedness for the purposes of this Agreement).

“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if the RFR for such Benchmark is Daily Simple SOFR, then the next RFR Business Day after such setting, or (3) if such Benchmark is none of the Term SOFR Rate, or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register”: as defined in Section 10.6.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Related Parties”: as defined in Section 9.1.

“Relevant Governmental Body”: the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate”: (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple RFR, as applicable.

“Relevant Screen Rate”: the Term SOFR Reference Rate.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 2615.

“Required Class Lenders”: with respect to a Class of Lenders on any date of determination, Lenders of such Class having more than 50% of the aggregate amount of the Commitments of such Class or if there are no Commitments for such Class or if no Commitments of such Class are then in effect, holding more than 50% of the principal amount of the aggregate outstanding Loans of such Class; provided that in determining such percentage at any given time, all then existing Defaulting Lenders of such Class will be disregarded and excluded.

“Required Lenders”: at any time, the holders of at least 51% of the aggregate outstanding unused Commitments and outstanding Loans at such time.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: with respect to any Person, the chief executive officer and the president of such Person or, with respect to financial matters, the chief financial officer or the treasurer of such Person.

“Reuters”: as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“RFR”: for any RFR Loan denominated in Dollars, Daily Simple SOFR.

“RFR Administrator”: the SOFR Administrator, as applicable.

“RFR Borrowing”: as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day”: for any Loan denominated in Dollars, a U.S. Government Securities Business Day.

“RFR Interest Day”: has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan”: a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“S&P”: S&P Global Ratings and any successor thereto.

“Sanctioned Country”: a country, region or territory which is the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any Person described in (a) or (b).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date”: specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day”: specified in the definition of “Daily Simple SOFR”.

“Solvent”: as to any Person, that, as of any date of determination, (a) the amount of the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all liabilities of such Person, contingent or otherwise, as of such date, as determined in accordance with applicable U.S. federal and state laws (or analogous applicable foreign laws) governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its existing or anticipated debts as such debts become absolute and matured, and (c) such Person will not have as of such date, an unreasonably small amount of capital with which to conduct its business.

“Specified Time”: in relation to a Loan denominated in Dollars, 11:00 a.m., London time.

“Status”: as to Ultimate Parent, the existence of Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status, as the case may be.

As used in this definition:

“Level I Status” exists at any date if, at such date, Kimco has a long-term senior unsecured debt rating of A or better by S&P and A2 or better by Moody’s.

“Level II Status” exists at any date if, at such date, Level I Status does not exist and Kimco has a long-term senior unsecured debt rating of A- or better by S&P and A3 or better by Moody’s;

“Level III Status” exists at any date if, at such date, neither Level I Status nor Level II Status exists and Kimco has a long-term senior unsecured debt rating of BBB+ or better by S&P and Baa1 or better by Moody’s;

“Level IV Status” exists at any date if, at such date, none of Level I Status, Level II Status or Level III Status exists and Kimco has a long-term senior unsecured debt rating of BBB or better by S&P and Baa2 or better by Moody’s;

“Level V Status” exists at any date if, at such date, none of Level I Status, Level II Status, Level III Status or Level IV Status exists and Kimco has a long-term senior unsecured debt rating of BBB- or better by S&P and Baa3 or better by Moody’s; and

“Level VI Status” exists at any date if, at such date, none of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status exists;

provided that (i) in the event of a “split” rating, the Applicable Margin shall be based upon the higher of the two ratings, (ii) if Kimco, at its option, (A) obtains a debt rating from a third nationally-recognized rating agency (it being understood that Fitch, Inc. is a nationally-recognized rating agency), and (B) delivers a written notice to the Administrative Agent that it would like to include such debt rating for purposes of determining Status, then the Applicable Margin shall be based on (x) the highest rating, if the difference between the highest and second-highest ratings is one ratings category or (y) the average of the two highest ratings, if the difference between the highest and second-highest ratings is two or more ratings categories, and (iii) if S&P and/or Moody’s shall cease to issue ratings of debt securities of real estate investment trusts generally, then the Administrative Agent and Kimco shall negotiate in good faith to agree upon a substitute rating agency or agencies (and to correlate the system of ratings of such substitute rating agency with that of the rating agency for which it is substituting) and (a) until such substitute rating agency or agencies are agreed upon, Status shall be determined on the basis of the rating assigned by the other rating agency (or, if both S&P and Moody’s shall have so ceased to issue such ratings, on the basis of the Status in effect immediately prior thereto) and (b) after such substitute rating agency or agencies are agreed upon, Status shall be determined on the basis of the rating assigned by the other rating agency and such substitute rating agency or the two substitute rating agencies, as the case may be.

Notwithstanding the foregoing, if and for so long as (i) the Leverage Ratio as of the last day of the most recently ending fiscal quarter of Kimco as set forth in the corresponding compliance certificate delivered pursuant to Section 6.2 is equal to or less than 0.32 to 1.0 or, for only one fiscal quarter ending on or following March 31, 2023, greater than 0.32 to 1.0 but less than or equal to 0.35 to 1.0 and (ii) Kimco has a long-term senior unsecured debt rating of BBB+ or better by S&P and Baa1 or better by Moody’s, then Level II Status shall apply.

Each change in the Applicable Margin shall be effective commencing on the next Business Day following the earlier to occur of (A) the Administrative Agent’s receipt of notice from Kimco of an applicable change in Kimco’s long-term senior unsecured debt rating and (B) the Administrative Agent’s actual knowledge of an applicable change in Kimco’s long-term senior unsecured debt rating (or, if the Leverage Ratio is applicable pursuant to the sentence above, one Business Day after the delivery by Kimco of the Administrative Agent pursuant to Section 6.2(b) of the compliance certificate for the relevant quarterly period). If Kimco fails to timely deliver a compliance certificate pursuant to Section 6.2(b), the Applicable Margin shall be determined without reference to the sentence above until the first Business Day of the calendar month immediately following the month that the required compliance certificate is delivered.

“Subsidiary”: as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of Kimco.

“Subsidiary Guarantee”: each guarantee, substantially in the form of Exhibit C, executed and delivered by a Subsidiary Guarantor, in accordance with the terms of this Agreement.

“Subsidiary Guarantor”: as defined in Section 10.10.

“Sustainability Assurance Provider”: a qualified external reviewer, independent of Ultimate Parent and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing that shall apply auditing standards and methodology consistent with the GHG Protocol Corporate Reporting and Accounting Standard. As of the date hereof, the term Sustainability Assurance Provider means Cventure LLC; provided that a replacement Sustainability Assurance Provider may be designated from time to time by Ultimate Parent or Kimco if any such replacement Sustainability Assurance Provider (a) shall be (i) a qualified external reviewer, independent of Ultimate Parent and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing or (ii) another firm designated by Ultimate Parent or Kimco and approved by the Required Lenders, and (b) shall apply substantially the same auditing standards and methodology used in the Initial KPI Metrics Report, except for any changes to such standards and/or methodology that (i) are consistent with then generally accepted industry standards or (ii) if not so consistent, are proposed by Ultimate Parent or Kimco and approved by the Required Lenders.

“Sustainability Baseline”: as of any determination date shall mean the Sustainability Metric for the Sustainability Metric Base Year, as such amount shall be adjusted to reflect dispositions or acquisitions of properties or assets by Kimco, any of its Consolidated Entities or any of its Unconsolidated Entities since the Sustainability Metric Base Year, in accordance with GHG Protocol Corporate Reporting and Accounting Standard.

“Sustainability Metric Base Year”: the fiscal year ended on December 31, 2018.

“Sustainability Metric”: for any fiscal year of Ultimate Parent, (a) the total Direct (Scope 1) & Energy Direct (Scope 2) Greenhouse Gas Emissions (“GHG Emissions”), measured in metric tonnes CO2 (carbon dioxide) equivalent (“CO2e”), of Kimco together with the Consolidated Entities and the Unconsolidated Entities during such fiscal year (determined and calculated according to the GHG Protocol Corporate Reporting and Accounting Standard using the Control Approach for defining relevant emissions sources) minus (b) qualified emissions offsets (such as renewable energy certificates (RECs)) of Kimco together with the Consolidated Entities and the Unconsolidated Entities during such fiscal year (including any such offsets in which Kimco, any of its Consolidated Entities or any of its Unconsolidated Entities has an interest including as a result of purchasing environmental attributes of projects other than those owned directly by Kimco, any of its Consolidated Entities or any of its Unconsolidated Entities). GHG Emissions will be quantified after the end of each fiscal year based on invoice data collected in Kimco’s utility management system. Such determination shall be verified by an independent third party in accordance with Tier II of the Emission Reduction Ton (“ERT”) standard corporate greenhouse gas verification guideline as described in the GHG Protocol Corporate Reporting and Accounting Standard, or in accordance with another CDP-approved standard identified by Kimco.

“Sustainability Pricing Adjustment Date”: specified in Section 2.19(a).

“Sustainability Rate Adjustment”: with respect to any KPI Metrics Report, for any period between Sustainability Pricing Adjustment Dates, an amount (whether positive, negative or zero), expressed as a percentage, equal to the KPI Applicable Margin Adjustment Amount (whether positive, negative or zero) for such period.

“Sustainability Report”: the annual non-financial disclosure report prepared in accordance with the GHG Protocol Corporate Reporting and Accounting Standard publicly reported by Ultimate Parent or Kimco and published on an Internet or intranet website to which each Lender and the Administrative Agent have been granted access free of charge (or at the expense of Ultimate Parent or Kimco).

“Sustainability Table”: the Sustainability Table set forth on Schedule ST.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Kimco or any Affiliate thereof shall be a Swap Agreement.

“Swap Obligation”: with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agents”: as defined in the introductory paragraph hereof.

“Taxes”: any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A-1 Borrowing”: any Borrowing comprised solely of Term Loans A-1.

“Term A-1 Lender”: a Lender holding a Term Loan A-1.

“Term A-2 Borrowing”: any Borrowing comprised solely of Term Loans A-2.

“Term A-2 Lender”: a Lender holding a Term Loan A-2.

“Term A-3 Borrowing”: any Borrowing comprised solely of Term Loans A-3.

“Term A-3 Lender”: a Lender holding a Term Loan A-3.

“Term A-4 Borrowing”: any Borrowing comprised solely of Term Loans A-4.

“Term A-4 Lender”: a Lender holding a Term Loan A-4.

“Term Benchmark”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Benchmark Loans”: Loans, the rate of interest applicable to which is based upon the Adjusted Term SOFR Rate.

“Term Benchmark Tranche”: the collective reference to Term Benchmark Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Term Borrowing”: any Borrowing comprised solely of one Type of Term Loans of a Class (or resulting from conversions or continuations on a given date), and having in the case of any Term SOFR Loans, the same Interest Period

“Term Facility Termination Date”: (i) November 6, 2026 with respect to Term Loans A-1, (ii) February 5, 2027 with respect to Term Loans A-2,(iii) August 18, 2027 with respect to Term Loans A-3, and (iv) February 18, 2028 with respect to Term Loans A-4.

“Term Lender”: a Lender having a Term Loan.

“Term Loan”: a Term Loan A-1, Term Loan A-2, Term Loan A-3, or Term Loan A-4.

“Term Loan A-1”: a Loan made by a Term A-1 Lender pursuant to Section 2.2.

“Term Loan A-1 Commitment”: for each Term A-1 Lender, the obligation of such Lender to make a Term Loan A-1 to Borrower on the Effective Date on the terms and conditions set forth herein not exceeding the amount set forth for such Lender on Schedule 1.1A as such Lender’s “Term Loan A-1 Commitment Amount.”

“Term Loan A-2”: a Loan made by a Term A-2 Lender pursuant to Section 2.2.

“Term Loan A-2 Commitment”: for each Term A-2 Lender, the obligation of such Lender to make a Term Loan A-2 to Borrower on the Effective Date on the terms and conditions set forth herein not exceeding the amount set forth for such Lender on Schedule 1.1A as such Lender’s “Term Loan A-2 Commitment Amount.”

“Term Loan A-3”: a Loan made by a Term A-3 Lender under the Existing Credit Agreement and which remains outstanding hereunder on the Effective Date pursuant to Section 2.2.

“Term Loan A-3 Commitment”: for each Term A-3 Lender, the obligation of such Lender to make a Term Loan A-3 to Borrower on the Effective Date on the terms and conditions set forth herein not exceeding the amount set forth for such Lender on Schedule 1.1A as such Lender’s “Term Loan A-3 Commitment Amount.”

“Term Loan A-4”: a Loan made by a Term A-4 Lender pursuant to Section 2.2.

“Term Loan A-4 Commitment”: for each Term A-4 Lender, the obligation of such Lender to make a Term Loan A-4 to Borrower on the Effective Date on the terms and conditions set forth herein not exceeding the amount set forth for such Lender on Schedule 1.1A as such Lender’s “Term Loan A-4 Commitment Amount.”

“Term Loan Note”: as defined in Section 2.2(b).

“Term Percentage”: for each Term Lender of a given Class, the ratio that such Term Lender’s outstanding Term Loans of such Class bears to the total outstanding Term Borrowings of such Class, expressed as a percentage.

“Term SOFR Determination Day”: assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate”: with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period”: a period of four (4) consecutive fiscal quarters of Ultimate Parent.

“Total Adjusted EBITDA”: for any Test Period, Total EBITDA for such period minus (without duplication) (i) replacement reserves of $0.15 per square foot of gross leasable area per annum, pro-rated for the applicable period, (ii) non-cash revenue and expense for such period attributable to straight-lining of rents, (iii) EBITDA for such period attributable to Unconsolidated Entities, (iv) income for such period from mezzanine and mortgage loan receivables, (v) dividend and interest income from marketable securities, (vi) EBITDA for such period attributable to Properties acquired within 24 months prior to the last day of such Test Period, and (vii) Ultimate Parent’s and its Affiliates’ management fee income and other income (excluding all items referred to in any other clause of this definition) for such period not attributable to Properties to the extent that such items referred to in this clause (vii), in the aggregate, exceed 15% of Total EBITDA.

“Total Adjusted Interest Expense”: actual interest expense (accrued, paid, capitalized, and reduced by forgiven accrued amounts) of Kimco and the Consolidated Entities but excluding (i) non-cash interest expense with respect to convertible debt, (ii) amortization of above/below-market debt amounts and of deferred financing costs, (iii) facility fees attributable to the unused portion of any revolving credit facility, and (iv) prepayment penalties.

“Total Debt Service”: in respect of any Test Period, Total Adjusted Interest Expense plus scheduled principal debt amortization for Kimco and the Consolidated Entities on the aggregate principal amount of their respective Indebtedness (provided that there shall be excluded optional prepayments and balloon payments due at maturity, and non-cash interest expense with respect to convertible debt, and provided, further, that the amount of any scheduled principal debt amortization payment paid during such Test Period with respect to Indebtedness related to a property acquired during such Test Period or otherwise assumed in connection with an acquisition consummated during such Test Period shall be limited, for purposes of calculating Total Debt Service, in proportion to the fraction of such Test Period during which Kimco or another Consolidated Entity owned such property or had assumed such Indebtedness, as applicable), plus preferred stock dividends paid during such Test Period.

“Total EBITDA”: for any period, Adjusted Net Income of Kimco and the Consolidated Entities before any provision or benefit for income taxes, interest expense, depreciation, amortization, gains or losses on (i) sales of operating real estate and (ii) marketable securities, noncash impairment charges, acquisition costs, gains or losses on extraordinary items and gains or losses on early extinguishment of debt, plus, without duplication, EBITDA of Unconsolidated Entities.

“Total Indebtedness”: as of any date of determination, the principal amount of all Indebtedness of Kimco, of any Wholly Owned Subsidiaries and of any other Consolidated Entities, outstanding at such date.

“Total Priority Indebtedness”: as of any date of determination, the aggregate of (a) Indebtedness of Kimco or of any of the Consolidated Entities outstanding as of such date, secured by any asset of Kimco or the Consolidated Entities, and (b) all unsecured third party Indebtedness of the Consolidated Entities to Persons other than Kimco or any Consolidated Entity outstanding as of such date except to the extent that such unsecured third party Indebtedness is unconditionally and irrevocably guaranteed by Ultimate Parent or Kimco.

“Total Unsecured Interest Expense”: actual interest expense (accrued, paid, or capitalized) on all Unsecured Debt of Kimco or any Consolidated Entity, but excluding (i) non-cash interest expense with respect to convertible debt, (ii) amortization of above/below-market debt amounts and of deferred financing costs, (iii) facility fees attributable to the unused portion of any revolving credit facility and (iv) prepayment penalties.

“Transferee”: as defined in Section 10.7.

“Type”: as to any Loan, its nature as an ABR Loan, a Term Benchmark Loan, or an RFR Loan.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Ultimate Parent”: Kimco Realty Corporation, a Maryland corporation.

“Unadjusted Benchmark Replacement”: the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Unconsolidated Entity”: as of any date of determination, a corporation, partnership, limited liability company, trust, joint venture, or other business entity in which Ultimate Parent, directly or indirectly through ownership of one or more intermediary entities, owns an equity interest but that is not required in accordance with GAAP to be consolidated with Ultimate Parent for financial reporting purposes (including, for the avoidance of doubt, (i) any entity in which the only investment by Ultimate Parent or any Affiliate thereof consists of preferred stock or securities of another entity having characteristics analogous to those of preferred stock, and (ii) any entity as to which Ultimate Parent (together with its Affiliates) does not have the power to direct the acquisition, financing, disposition and other major decisions regarding property owned by such entity).

“unencumbered”: with respect to any asset, as of any date of determination, the circumstance that such asset on such date (a) is not subject to any Liens or claims (including restrictions on transferability or assignability) of any kind (excluding Permitted Encumbrances), (b) is not subject to any agreement (including (i) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset and (ii) if applicable, the organizational documents of any Entity) which prohibits or restricts in a material manner Ultimate Parent or any of the Entities from creating, incurring, assuming or suffering to exist any Lien upon, or conveying, selling, leasing, transferring or otherwise disposing of, any assets or Capital Stock of Ultimate Parent or any of the Entities (excluding any agreement which limits generally the amount of secured Indebtedness which may be incurred by Ultimate Parent and the Entities) and (c) is not subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset) which entitles any Person to the benefit of any Lien (other than Permitted Encumbrances) on any assets or Capital Stock of Ultimate Parent or any of the Entities, or would entitle any Person to the benefit of any Lien (other than Permitted Encumbrances) on such assets or Capital Stock upon the occurrence of any contingency (other than pursuant to an “equal and ratable” clause contained in any agreement governing Indebtedness).

“Unencumbered Assets NOI”: for any period, Unencumbered Property NOI, plus (a) 75% of management fee revenues earned by Ultimate Parent and the Wholly Owned Subsidiaries in respect of properties owned by any Unconsolidated Entity, plus (b) the sum of dividend and interest income from unencumbered marketable securities and unencumbered mezzanine and mortgage loan receivables; provided that management fee revenues earned in respect of properties owned by any Unconsolidated Entity, dividend and interest income from unencumbered mezzanine loan receivables and Unencumbered Assets NOI attributable to assets located outside of the United States and Puerto Rico or to assets owned by Entities not organized in and not having principal offices in the United States or Puerto Rico shall not be taken into account to the extent the sum of all such items exceeds 30% of Unencumbered Assets NOI for the applicable period.

“Unencumbered Properties”: (a) Properties wholly owned by Ultimate Parent, Kimco or by a Wholly Owned Subsidiary (or in which Ultimate Parent, Kimco or a Wholly Owned Subsidiary has a leasehold interest to the extent eligible pursuant to clause (b) of the second sentence of the definition of the term “Unencumbered Property NOI”), as to which Ultimate Parent or Kimco has control, which Properties are unencumbered (including freedom from restrictions, whether on the Property itself or the entity holding such Property, on pledging such Property or the stock, limited liability company interests, partnership interests, or other ownership interests of any Person having an ownership interest in such Property as collateral or selling such Property), and (b) other unencumbered Properties as to which Ultimate Parent, Kimco or a Wholly Owned Subsidiary owns (directly or through the ownership of an interest in a Consolidated Entity) a majority of the equity interests or has a leasehold interest, as above, and has the power to direct acquisition, disposition, financing, and other major property decisions (which shall not include Properties owned by or through Unconsolidated Entities); provided that no such Property shall be treated as an Unencumbered Property at any time during which any Person (other than Ultimate Parent or Kimco) having any direct or indirect ownership interest in such Property (a “Property Owner”) has any Indebtedness or has any obligation or liability, whether primary, secondary, direct, indirect, fixed, contingent, or otherwise (including as a guarantor or other surety or accommodation party, as the general partner of a partnership that has Recourse Indebtedness, under applicable law, or otherwise) in respect of any Indebtedness (an “Obligated Property Owner”), unless at such time each such Obligated Property Owner is a Wholly Owned Subsidiary and a Subsidiary Guarantor pursuant to an effective Subsidiary Guarantee.

“Unencumbered Property NOI”: for any period, Property NOI for such period of Unencumbered Properties owned by Ultimate Parent, Kimco or a Wholly Owned Subsidiary and the percentage equal to the Ownership Percentage interest in the applicable Property of Property NOI for such period of other Unencumbered Properties, in each case net of (x) management fees of 3% of revenues and (y) replacement reserves of $0.15 per square foot per annum (pro-rated for the applicable Test Period) of gross leasable area, from Unencumbered Properties. For the purpose of determining Unencumbered Property NOI, (a) no property owned by any Unconsolidated Entity shall be included and (b) leasehold positions will be eligible if (i) with respect to the lease term, either (x) more than 25 years remains in such lease term or (y) such lease term is renewable in the sole discretion of Ultimate Parent or Kimco for one or more successive periods aggregating (together with the remaining current lease term) more than 25 years so long as, in the case of this clause (y), periodic rent increases shall be at levels comparable to those that are customarily applicable to leases having initial terms in excess of 25 years, and (ii) such leasehold position is mortgageable and the terms of the lease include customary secured lender protections (including that (A) the lessor shall notify any holder of a security interest in such leasehold interest of the occurrence of any default by the lessee under such lease and shall afford such holder the right to cure such default, and (B) in the event that such lease is terminated, such holder shall have the option to enter into a new lease having terms substantially identical to those contained in the terminated lease).

“United States”: the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Unrestricted Cash and Cash Equivalents”: as of any date of determination, the sum of (a) the dollar equivalent of the aggregate amount of Unrestricted cash then held by Kimco or any of the Consolidated Entities and (b) the dollar equivalent of the aggregate amount of Unrestricted Cash Equivalents (valued at the lower of cost and fair market value) then held by Kimco or any of the Consolidated Entities. As used in this definition, “Unrestricted” means, with respect to any asset, the circumstance that such asset is not subject to any Liens or claims of any kind in favor of any Person.

“Unsecured Debt”: all Indebtedness which is not secured by a Lien on any income, Capital Stock, property or asset; provided that Unsecured Debt shall not include any Indebtedness included in the calculation of Total Priority Indebtedness.

“U.S. Government Securities Business Day”: any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate”: as defined in Section 2.12(d)(ii)(D).

“Wholly Owned Subsidiary”: as to any Person, any entity all of the capital stock of which and any and all equivalent ownership interests of which (other than directors’ qualifying shares required by law) are owned by such Person directly or indirectly through one or more of such Person’s Wholly Owned Subsidiaries. Unless otherwise qualified, all references to a “Wholly Owned Subsidiary” or to “Wholly Owned Subsidiaries” in this Agreement shall be a collective reference to, without duplication, all (a) Wholly Owned Subsidiaries of Ultimate Parent and (b) Wholly Owned Subsidiaries of Kimco.

“Withholding Agent”: any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2	Other Definitional Provisions; Interpretation.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           Without limiting Section 1.3, as used herein and in any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Kimco and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)           Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(f)           The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(g)           The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(h)           Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.3	Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Kimco notifies the Administrative Agent that Kimco requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Kimco that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective (and the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP) until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited consolidated financial statements of Kimco for the fiscal year December 31, 2015 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the requisite parties hereto shall enter into a mutually acceptable amendment addressing such changes.

Section 1.4	[Reserved].

Section 1.5                Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.8(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.6	[Reserved].

Section 1.7	Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

Article II

THE LOANS

Section 2.1	[Reserved].

Section 2.2	Loans; Etc.

(a)	Commitments.

(i)               Continuation of Existing Term Loan Borrowings. Certain of the Lenders made term loans to the Borrower under the Existing Credit Agreement that remain outstanding as of the Effective Date, known under the Existing Credit Agreement as “Term Loans A-1” in an aggregate principal amount equal to $50,000,000 (such outstanding loans being herein referred to as the “Existing Term A-1 Loans”), “Term Loans A-2” in an aggregate principal amount equal to $100,000,000 (such outstanding loans being herein referred to as the “Existing Term A-2 Loans”), “Term Loans A-3” in an aggregate principal amount equal to $50,000,000 (such outstanding loans being herein referred to as the “Existing Term A-3 Loans”) and “Term Loans A-4” in an aggregate principal amount equal to $110,000,000 (such outstanding loans being herein referred to as the “Existing Term A-4 Loans”). Subject to the terms and conditions of this Agreement, the Borrower and each Term A-1 Lender agree that on the Effective Date, (a) the Existing Term A-1 Loans shall continue to constitute Term Loans A-1 hereunder for all purposes and such Term Loans A-1 shall be deemed to constitute a single Borrowing made on the Effective Date, (b) each Term A-1 Lender shall be deemed to have made a Term Loan A-1 in Dollars to Borrower on the Effective Date in an amount equal to its Term Loan A-1 Commitment and (c) the terms of the Existing Term A-1 Loans shall be restated in their entirety and shall be evidenced by this Agreement. None of the Term A-1 Lenders shall have any obligation to make any other Term A-1 Borrowings hereunder. Subject to the terms and conditions of this Agreement, the Borrower and each Term A-2 Lender agree that on the Effective Date, (a) the Existing Term A-2 Loans shall continue to constitute Term Loans A-2 hereunder for all purposes and such Term Loans A-2 shall be deemed to constitute a single Borrowing made on the Effective Date, (b) each Term A-2 Lender shall be deemed to have made a Term Loan A-2 in Dollars to Borrower on the Effective Date in an amount equal to its Term Loan A-2 Commitment and (c) the terms of the Existing Term A-2 Loans shall be restated in their entirety and shall be evidenced by this Agreement. None of the Term A-2 Lenders shall have any obligation to make any other Term A-2 Borrowings hereunder. Subject to the terms and conditions of this Agreement, the Borrower and each Term A-3 Lender agree that on the Effective Date, (a) the Existing Term A-3 Loans shall continue to constitute Term Loans A-3 hereunder for all purposes and such Term Loans A-3 shall be deemed to constitute a single Borrowing made on the Effective Date, (b) each Term A-3 Lender shall be deemed to have made a Term Loan A-3 in Dollars to Borrower on the Effective Date in an amount equal to its Term Loan A-3 Commitment and (c) the terms of the Existing Term A-3 Loans shall be restated in their entirety and shall be evidenced by this Agreement. None of the Term A-3 Lenders shall have any obligation to make any other Term A-3 Borrowings hereunder. Subject to the terms and conditions of this Agreement, the Borrower and each Term A-4 Lender agree that on the Effective Date, (a) the Existing Term A-4 Loans shall continue to constitute Term Loans A-4 hereunder for all purposes and such Term Loans A-4 shall be deemed to constitute a single Borrowing made on the Effective Date, (b) each Term A-4 Lender shall be deemed to have made a Term Loan A-4 in Dollars to Borrower on the Effective Date in an amount equal to its Term Loan A-4 Commitment and (c) the terms of the Existing Term A-4 Loans shall be restated in their entirety and shall be evidenced by this Agreement. None of the Term A-4 Lenders shall have any obligation to make any other Term A-4 Borrowings hereunder. On the Effective Date, the parties hereto agree that the amount of each Term A-1 Lender’s Term Loans A-1, each Term A-2 Lender’s Term Loans A-2, each Term A-3 Lender’s Term Loans A-3 and each Term A-4 Lender’s Term Loans A-4 are as set forth on Schedule 1.1A. This Facility is solely a term loan facility. Any portion of a Term Loan that is repaid may not be reborrowed.

(ii)           Making of Loans. Term A-1 Borrowings, Term A-2 Borrowings, Term A-3 Borrowings and Term A-4 Borrowings hereunder shall consist of Term Loans A-1, Term Loans A-2, Term Loans A-3 and Term Loans A-4, respectively, made from the Term A-1 Lenders, the Term A-2 Lenders, the Term A-3 Lenders and the Term A-4 Lenders, respectively, ratably based on such Lender’s applicable Term Percentage of the applicable Class of Term Loan. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(iii)          Borrowing Options. Subject to Section 2.8 and Section 2.10, Loans may from time to time be Term Benchmark Loans, ABR Loans, or RFR Loans, or a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2(d) and 2.4. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement; provided, further, that each applicable Lender shall at all times comply with the requirements of this Agreement in respect thereto, including Section 2.12, and no Lender shall make any such election if and to the extent the same would cause the Borrower to increase its payment obligations hereunder.

(iv)           Revolving Commitments on the Effective Date. On the Effective Date, the parties hereto agree that the “Revolving Commitments” under and as defined in the Existing Credit Agreement shall be terminated and reduced to zero, all “Revolving Loans” under and as defined in the Existing Credit Agreement shall be repaid in full and any outstanding Facility Letters of Credit under and as defined in the Existing Credit Agreement shall be cancelled and returned.

(v)            Kimco as Borrower. On the Effective Date, Kimco hereby assumes all rights and obligations of RPT Realty, L.P. under the Existing Credit Agreement and shall be the Borrower for all purposes hereunder.

(b)           Notes. The Loans made by each Lender shall be evidenced by a promissory note executed and delivered by the Borrower at the request of such Lender, substantially in the form of Exhibit B, with appropriate insertions as to payee and date (a “Term Loan Note”), payable to the order of such Lender in a principal amount equal to the aggregate unpaid principal amount of all Loans made by such Lender. Each Lender is hereby authorized to record, as applicable, the date, Type and amount of each Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Term Benchmark Loans, the length of each Interest Period with respect thereto, on the schedule (including any continuation thereof) annexed to and constituting a part of its Term Loan Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that the failure by any Lender to make any such recordation or any error in such recordation shall not affect the obligations of the Borrower under this Agreement or the Notes.

(c)           Repayment of Loans. Any outstanding Term A-1 Borrowings, and all other unpaid Obligations related or allocable solely to the Term Loans A-1 shall be paid in full by the Borrower on the Term Facility Termination Date for Term Loans A-1 (or, if earlier, the date on which such Term Loans A-1 shall become due and payable by acceleration). Any outstanding Term A-2 Borrowings and all other unpaid obligations related or allocable to the Term Loans A-2 shall be paid in full by the Borrower on the Term Facility Termination Date for Term Loans A-2 (or, if earlier, the date on which such Term Loans A-2 shall become due and payable by acceleration). Any outstanding Term A-3 Borrowings, and all other unpaid Obligations related or allocable solely to the Term Loans A-3 shall be paid in full by the Borrower on the Term Facility Termination Date for Term Loans A-3 (or, if earlier, the date on which such Term Loans A-3 shall become due and payable by acceleration). Any outstanding Term A-4 Borrowings, and all other unpaid Obligations related or allocable solely to the Term Loans A-4 shall be paid in full by the Borrower on the Term Facility Termination Date for Term Loans A-4 (or, if earlier, the date on which such Term Loans A-4 shall become due and payable by acceleration). Any other obligations not specifically related to or allocable to the Term Loans A-1, the Term Loans A-2, the Term Loans A-3, or the Term Loans A-4 shall be paid in full by Borrower on the latest to occur of any Term Facility Termination Date (or, if earlier, the date on which such Term Facility Termination Date shall become due and payable by acceleration).

(d)           Procedure for Borrowing Loans. The Borrower may borrow Loans on the Effective Date (if a Business Day), provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, (i) three (3) Business Days prior to the requested Borrowing Date, if all or any part of the requested Loans are to be initially Term Benchmark Loans or(ii) on the Business Day which is the requested Borrowing Date, if the requested Loans are to be initially ABR Loans or RFR Loans), specifying (A) the aggregate amount to be borrowed, (B) the Class of such Loans, (C) the requested Borrowing Date, (D) whether the Borrowing is to be of Term Benchmark Loans, RFR Loans, or ABR Loans or a combination thereof, and (E) if the borrowing is to be entirely or partly of Term Benchmark Loans the respective lengths of the initial Interest Periods therefor. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 10.2 prior to 1:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(e)            Tranches. Notwithstanding anything to the contrary in this Agreement, all Borrowings, prepayments, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, there shall be no more than twelve (12) Term Benchmark Borrowings and RFR Borrowings outstanding at any one time.

Section 2.3	Prepayments.

(a)           Optional. The Borrower may at any time and from time to time prepay any or all Class of Loans (subject, in the case of Term Benchmark Loans and RFR Loans to compliance with the terms of Section 2.2(e) and Section 2.13), in whole or in part, without premium or penalty, upon notice to the Administrative Agent, specifying the date, Class and amount of prepayment and whether the prepayment is of Term Benchmark Loans, RFR Loans, ABR Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Any such notice may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or before the specified date of prepayment) if such condition is not satisfied. Upon receipt of any notice of prepayment, the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.13. Subject to Section 2.2(e), partial prepayments shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the aggregate outstanding principal amount of the applicable Loans). Any Loans that are prepaid may not be reborrowed.

Section 2.4	Conversion and Continuation Options.

(a)           The Borrower may elect from time to time to convert Term Benchmark Loans to ABR Loans or RFR Loans by giving the Administrative Agent at least two (2) Business Days’ prior irrevocable notice of such election; provided that any such conversion of Term Benchmark Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans or RFR Loans to Term Benchmark Loans by giving the Administrative Agent at least three (3) Business Days’ prior irrevocable notice of such election. The Borrower may elect from time to time to convert ABR Loans to RFR Loans or to convert RFR Loans to ABR Loans, in each case by giving the Administrative Agent at least one (1) Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Term Benchmark Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of the outstanding Term Benchmark Loans, ABR Loans and RFR Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Term Benchmark Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion that such a conversion is not appropriate, (ii) any such conversion may only be made if, after giving effect thereto, Section 2.2(e) would not be contravened, and (iii) no Loan may be converted into a Term Benchmark Loan after the date that is one (1) month prior to the applicable Term Loan Termination Date.

(b)           Any Term Benchmark Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Term Benchmark Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion that such a continuation is not appropriate, (ii) if, after giving effect thereto, Section 2.2(e) would be contravened, or (iii) after the date that is one month prior to the applicable Term Loan Termination Date, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any notice pursuant to this Section 2.4(b), the Administrative Agent shall promptly notify each Lender thereof.

Section 2.5	Fees.

(a)           Kimco shall pay to the Administrative Agent, for its own account, and, to the extent mutually agreed upon by the Administrative Agent and the other Lenders, for the account of the Lenders, the fees in the amounts and on the dates previously agreed to in writing by Kimco pursuant to the Fee Letter.

Section 2.6	Interest Rates and Payment Dates.

(a)           Each Loan shall bear interest (i) if a Term Benchmark Loan, for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted Term SOFR Rate determined for such day plus the Applicable Margin, (ii) if an ABR Loan, at a rate per annum equal to the ABR plus the Applicable Margin and (iii) if a RFR Loan, at a rate per annum equal to the applicable Adjusted Daily Simple RFR Rate plus the Applicable Margin.

(b)           If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.6 plus 2% or (y) in the case of any overdue interest, fee or other amount, the rate described in Section 2.6(a)(ii) plus 2%, in each case from the date of such non-payment to the date on which such amount is paid in full (as well after as before judgment).

(c)           Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.6(f) shall be payable from time to time on demand.

Section 2.7	Computation of Interest and Fees.

(a)           Interest (other than interest calculated on the basis of the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest calculated on the basis of the Prime Rate shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Adjusted Term SOFR Rate or RFR Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate with respect to any Term Benchmark Loan or RFR Loan.

Section 2.8	Market Disruption and Alternate Rate of Interest.

(a)           If at the time that the Administrative Agent shall seek to determine the Relevant Screen Rate on the Quotation Day or other applicable date set forth in the Relevant Screen Rate for any Interest Period for a Borrowing of Term Benchmark Loans or RFR Loans the applicable Relevant Screen Rate shall not be available for such Interest Period with respect to such Borrowing of Term Benchmark Loans or RFR Loans for any reason (which conclusion shall be conclusive and binding absent manifest error), then if such Borrowing shall be requested in Dollars, then such Borrowing shall be made as an ABR Loan at the ABR.

(b)           Subject to clauses (c), (d), (e), (f) and (g) of this Section 2.8, if prior to the first day of any Interest Period for a Term Benchmark Borrowing or in connection with an existing or proposed RFR Loan:

(i)             the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrower) that adequate and reasonable means do not exist (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, for ascertaining the Adjusted Term SOFR Rate for the applicable Interest Period or (B) for ascertaining the Adjusted Daily Simple RFR for a RFR Loan (including in each case because the Relevant Screen Rate is not available or published on a current basis); or

(ii)            the Administrative Agent is advised by the Required Lenders (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that the Adjusted Term SOFR Rate for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period or (B) that the Adjusted Daily Simple RFR for a Loan will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected RFR Loans, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any interest election request pursuant to Section 2.4 that requests continuation of (or conversion to) any Term Benchmark Loan for such applicable Interest Period and/or conversion of any Loan to a RFR Loan shall be ineffective, and (B) if a Borrowing of a Term Benchmark Loan or RFR Loan is requested, such Borrowing shall be made as (x) an RFR Borrowing so long as the Adjusted Daily Simple RFR is not also the subject of Section 2.8(b)(i) or (ii) above or (y) ABR if the Adjusted Daily Simple RFR also is the subject of Section 2.8(b)(i) or (ii) above; provided, further that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.8(b) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple RFR is not also the subject of Section 2.8(b)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple RFR also is the subject of Section 2.8(b)(i) or (ii) above, on such day, and (B) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan. The Administrative Agent shall not make a determination described in Section 2.8(b)(i), and no Lender shall advise the Administrative Agent as described in Section 2.8(b)(ii) unless the Administrative Agent or such Lender, as applicable, is then generally making similar determinations or delivering similar advice, in each case, under other credit facilities to which it is a party with borrowers or account parties that are similarly situated to and of similar creditworthiness to the Borrower.

(c)           Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(d)           Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e)           The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.8.

(f)           Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)           Upon Kimco’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) any interest election request pursuant to Section 2.4 that requests continuation of (or conversion to) any Term Benchmark Loan for such applicable Interest Period and/or conversion of any Loan to a RFR Loan shall be ineffective, and (B) if a Borrowing of a Term Benchmark Loan is requested, such Borrowing shall be made as (1) an RFR Borrowing so long as the Adjusted Daily Simple RFR is not the subject of a Benchmark Transition Event or (2) an ABR Borrowing if the Adjusted Daily Simple RFR is the subject of a Benchmark Transition Event; provided, further that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.8, (i) then on the last day of the Interest Period applicable to such Loan, such Loan shall be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple RFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR is the subject of a Benchmark Transition Event, on such day, and (ii) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.

(h)           Notwithstanding the foregoing provisions of this Section 2.8 or anything in any Loan Document to the contrary, any Benchmark Replacement and Benchmark Replacement Adjustment agreed upon by the Administrative Agent and the Borrower and any Benchmark Replacement Conforming Changes shall be on terms no less favorable to the Borrower than corresponding terms in credit facilities to which JPMorgan Chase Bank, N.A. serves as administrative agent with borrowers similarly situated to and of similar creditworthiness to the Borrower, in general, but not necessarily all such credit facilities with respect to which JPMorgan Chase Bank, N.A. serves as administrative agent; provided, further, that nothing in this clause (g) shall obligate the Administrative Agent to disclose any information regarding other borrowers or facilities.

Section 2.9	Pro Rata Treatment and Payments.

(a)           (i) The Borrowings of Term Loans A-1, Term Loans A-2, Term Loans A-3 and Term Loans A-4 shall be made from the applicable Term Lenders, pro rata according to the amounts of their respective commitments for such Term Loan; (ii) each payment or prepayment of principal of Term Loans of a Class shall be made for the account of the Term Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the Term Loans of such Class held by them; (iii) each payment of interest on Loans of a Class shall be made for the account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders of such Class; and (iv) the Conversion and Continuation of Loans of a particular Class and Type shall be made pro rata among the Lenders of such Class according to the amounts of their respective Loans of such Class, and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties. All payments (including prepayments) to be made by the Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the applicable Lenders, at the Administrative Agent’s office specified in Section 10.2 in immediately available funds. It is understood that, if any payment of principal is made on any day in accordance with the preceding sentence, no interest shall accrue on such day in respect of such principal. The Administrative Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Term Benchmark Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Term Benchmark Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to any such payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.9(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the rate per annum applicable to such Borrowing, on demand, from the Borrower.

Section 2.10	Illegality.

Notwithstanding any other provision herein, if the adoption of or any Change in Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Term Benchmark Loans or RFR Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Term Benchmark Loans or RFR Loans, to continue Term Benchmark Loans or RFR Loans as such, or to convert ABR Loans to Term Benchmark Loans or RFR Loans shall forthwith be cancelled and (b) such Lender’s Loans then outstanding as Term Benchmark Loans or RFR Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Term Benchmark Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.13.

Section 2.11             Requirements of Law.

(a)           If any Change in Law:

(i)               shall impose, modify or hold applicable any reserve (except to the extent that such reserve is specifically subject to Section 2.11(c)), special deposit, liquidity, compulsory loan, insurance charge, or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any relevant office of such Lender which is not otherwise included in the determination of Adjusted Term SOFR Rate;

(ii)             shall impose on such Lender any other condition, cost or expense affecting this Agreement (other than Taxes); or

(iii)           subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (x) Indemnified Taxes and (y) Excluded Taxes);

and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient, by an amount which such Lender or such other Recipient, as the case may be, deems to be material, of making, converting into, continuing or maintaining Term Benchmark Loans or RFR Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, (x) the Borrower shall promptly pay such Lender or such other Recipient, upon its demand, any additional amounts necessary to compensate such Lender or such other Recipient, as the case may be, for such increased cost or reduced amount receivable solely with respect to such Loans and (y) the Borrower agrees to pay such Lender or such other Recipient, upon its demand, any additional amounts necessary to compensate such Lender or such other Recipient, as the case may be, for such increased cost or reduced amount receivable with respect to this Agreement or the Commitments generally and not solely with respect to any particular Loans. If any Lender or any other Recipient becomes entitled to claim any additional amounts pursuant to this Section 2.11(a), it shall promptly notify the Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled, provided that such amounts shall be no greater than amounts that such Lender or such other Recipient is generally charging other borrowers or account parties similarly situated to and of similar creditworthiness to the Borrower.

(b)            If any Lender shall have determined that the application of any Requirement of Law or any Change in Law regarding capital adequacy or liquidity or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital or liquidity as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such application or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and liquidity and such Lender’s treatment of its Commitments for internal purposes as of the date on which it became a party hereto) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (setting forth in reasonable detail the basis for such request), (i) the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation, as the case may be, for such reduction solely with respect to such Loans and (ii) the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation, as the case may be, for such reduction with respect to this Agreement or the Commitments generally and not solely with respect to any particular Loans; provided that such amounts shall be no greater than amounts that such Lender is generally charging other borrowers or account parties similarly situated to and of similar creditworthiness to the Borrower.

(c)            [Reserved.]

(d)            A certificate as to any additional amounts payable pursuant to this Section 2.11 submitted by any Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. The agreements in this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder (the date on which all of the foregoing shall have occurred, the “Final Date”), until the first anniversary of the Final Date. Notwithstanding anything contained in this Section 2.11, the Borrower shall not be obligated to pay any greater amounts than such Lender(s) is (are) generally charging other borrowers or account parties similarly situated to and of similar creditworthiness to the Borrower.

(e)              For the avoidance of doubt, this Section 2.11 (i) shall not entitle any Recipient to compensation in respect of any Excluded Taxes, (ii) shall not apply to (A) Indemnified Taxes imposed on payments by or on account of any obligations of the Borrower hereunder or under any Loan Document or (B) Other Taxes, it being understood that such Indemnified Taxes and Other Taxes shall be governed exclusively by Section 2.12, and (iii) shall not relieve any Lender of any obligation pursuant to Section 2.12.

Section 2.12             Taxes.

(a)             All payments made by any Loan Party under this Agreement and the Notes shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by any Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made. Each Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(b)            Indemnification by each Loan Party. Without duplication of any payments made pursuant to Section 2.12(a), each Loan Party shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are directly paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient in connection with this Agreement and the other Loan Documents (including amounts paid or payable under this Section 2.12(b)) and any reasonable expenses arising therefrom or with respect thereto. The indemnity under this Section 2.12(b) shall be paid within 10 days after the Recipient delivers to the applicable Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(c)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the applicable Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of such Loan Party to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and the other Loan Documents and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.12(c) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(d)           Status of Lenders.

(i)               Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement and the other Loan Documents shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(d)(ii)(A) through (E) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.12(d). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)           Without limiting the generality of the foregoing, if the Borrower or Loan Party (or, if the Borrower or Loan Party is disregarded as an entity separate from its owner for U.S. federal income tax purposes, its sole owner) is a U.S. Person, any Lender (or if such Lender is disregarded as an entity separate from its owner for U.S. Federal income tax purposes, its sole owner) with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)            IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)            (1) with respect to payments of interest under this Agreement and the other Loan Documents, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement and the other Loan Documents, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)            IRS Form W-8ECI;

(D)            (1) IRS Form W-8BEN or IRS Form W-8BEN-E and (2) a certificate substantially in the form of Exhibit H (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)             (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this subsection (d)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)             any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or Loan Party or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)           If a payment made to a Lender under this Agreement and the other Loan Documents would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.12(d)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)             Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.12 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.12(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.12(e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.12(e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)             Survival. Each party’s obligation under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.13             Indemnity.

The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense (including post-judgment expenses) which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of Term Benchmark Loans or RFR Loans or in the conversion into or continuation of Term Benchmark Loans after the Borrower has given a notice requesting or accepting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment or conversion of Term Benchmark Loans or RFR Loans on a day which is not the last day of an Interest Period (or the Interest Payment Date, in the case of RFR Loans), as the case may be, with respect thereto. Such indemnification may, at the option of any Lender, include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the relevant Interest Period (or proposed Interest Period), in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin or Margin) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank market or other relevant market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder, until the first anniversary of the Final Date.

Section 2.14             Change of Lending Office.

Each Lender and each Transferee agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10, 2.11 or 2.12 with respect to such Lender or Transferee, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender or Transferee) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender or Transferee, cause such Lender or Transferee and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.14 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender or Transferee pursuant to Sections 2.10, 2.11 and 2.12.

Section 2.15             Replacement of Lenders under Certain Circumstances.

Kimco shall be permitted to replace any Lender which (a) requests reimbursement for amounts owing pursuant to Section 2.11 or 2.12, (b) is affected in the manner described in Section 2.10 and as a result thereof any of the actions described in Section 2.10 is required to be taken, (c) becomes a Defaulting Lender, or (d) does not consent to any amendment, waiver, supplement or modification to any Loan Document for which the consent of the Required Lenders has been obtained but that requires the consent of additional Lenders pursuant to any Loan Document, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 2.13 if any Term Benchmark Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that Kimco shall be obligated to pay the registration and processing fee referred to therein), (vii) the replaced Lender shall (except as provided in the following clause (ix)) be released from its obligations under this Agreement, (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.11 or 2.12, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender if it defaulted in its obligation to make Loans hereunder.

Section 2.16             [Reserved].

Section 2.17             Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            the Commitments and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (a) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby; and

(b)           any amount payable by the Borrower to a Defaulting Lender under this Agreement (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender when paid by the Borrower, and in satisfaction of any such payment obligation, be retained by the Administrative Agent in a segregated account and, subject to any requirements of applicable law, be applied at such time or times as may be determined by the Administrative Agent in its discretion (i) first, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (ii) second, if so determined by the Administrative Agent and Kimco, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (iii) third, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (iv) fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document, (v) fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement or under any other Loan Document, and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a prepayment of the principal amount of any Loans which a Defaulting Lender has not funded, such payment shall be applied solely to prepay the Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans owed to, any Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.17 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

In the event that the Administrative Agent and the Borrower each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender (provided that the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing at such time), then the Loans of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its applicable Term Percentage.

Section 2.18             [Reserved].

Section 2.19             Sustainability Adjustments.

(a)            Following the date on which Kimco provides a Pricing Certificate in respect of the most recently ended calendar year, the Applicable Margin shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Rate Adjustment as set forth in such Pricing Certificate. For purposes of the foregoing, (A) the Sustainability Rate Adjustment shall be applied as of the fifth Business Day following receipt by the Administrative Agent of a Pricing Certificate delivered pursuant to Section 2.19(f) based upon the KPI set forth in such Pricing Certificate and the calculations of the Sustainability Rate Adjustment therein (such day, the “Sustainability Pricing Adjustment Date”) and (B) each change in the Applicable Margin resulting from a Pricing Certificate shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the case of non-delivery of a Pricing Certificate, the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 2.19(f)).

(b)            For the avoidance of doubt, only one Pricing Certificate may be delivered in respect of any calendar year. It is further understood and agreed that the Applicable Margin will never be reduced or increased by more than 0.04% pursuant to the Sustainability Rate Adjustment, during any calendar year. For the avoidance of doubt, any adjustment to the Applicable Margin by reason of meeting the KPI in any year shall not be cumulative year-over-year. Each applicable adjustment shall only apply until the date on which the next adjustment is due to take place.

(c)            It is hereby understood and agreed that if no such Pricing Certificate is delivered by Ultimate Parent or Kimco (or if any Pricing Certificate shall be incomplete and fail to satisfy the requirements set forth in the definition of “Pricing Certificate”) with regard to a particular calendar year commencing with the 2023 calendar year, the Sustainability Rate Adjustment will be positive 0.04% commencing on the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 2.19(f) and continuing until Ultimate Parent or Kimco delivers a Pricing Certificate to the Administrative Agent for the applicable calendar year.

(d)            If (i)(A) any Lender becomes aware of any material inaccuracy in the Sustainability Rate Adjustment or the KPI as reported in a Pricing Certificate (any such material inaccuracy, a “Pricing Certificate Inaccuracy”) and such Lender delivers, not later than 10 Business Days after obtaining knowledge thereof, a written notice to the Administrative Agent and Kimco describing such Pricing Certificate Inaccuracy in reasonable detail, or (B) Kimco becomes aware of a Pricing Certificate Inaccuracy and Kimco and the Administrative Agent shall mutually agree that there was a Pricing Certificate Inaccuracy at the time of delivery of a Pricing Certificate, and (ii) a proper calculation of the Sustainability Rate Adjustment or the KPI would have resulted in an increase in the Applicable Margin, L/C Fee Rate or Facility Fee Rate for any period, Kimco shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code (or any comparable event under non-U.S. Debtor Relief Laws), automatically and without further action by the Administrative Agent or any Lender), but in any event within 10 Business Days after Kimco has received written notice of (in the case of clause (d)(i)(A) above), or has agreed in writing that there was (in the case of clause (d)(i)(B) above), a Pricing Certificate Inaccuracy, an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period. Notwithstanding the foregoing or anything to the contrary herein, any information in a Pricing Certificate shall be deemed to be not materially inaccurate (and no Pricing Certificate Inaccuracy shall be deemed to have occurred in respect thereof), and any calculation of the Sustainability Rate Adjustment or the KPI Metrics shall be deemed proper, and in each case shall not implicate this Section 2.19(d), if such information or calculation was made by Ultimate Parent or Kimco in good faith based on information reasonably available to Ultimate Parent or Kimco at the time that such calculation was made.

It is understood and agreed that any Pricing Certificate Inaccuracy shall not constitute a Default or Event of Default; provided, that, Kimco complies with the terms of this Section 2.19 and Section 6.7(f) with respect to such Pricing Certificate Inaccuracy. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to a Borrower under the Bankruptcy Code (or any comparable event under non-U.S. Debtor Relief Laws), (a) any additional amounts required to be paid pursuant to the immediately preceding paragraph shall not be due and payable until the earlier to occur of (i) written demand for such payment by the Administrative Agent in accordance with such paragraph or (ii) 10 Business Days after Kimco has received written notice of (in the case of clause (d)(i)(A) above), or has agreed in writing that there was (in the case of clause (d)(i)(B) above), a Pricing Certificate Inaccuracy (such date, the “Certificate Inaccuracy Payment Date”), (b) any nonpayment of such additional amounts prior to the Certificate Inaccuracy Payment Date shall not constitute a Default (whether retroactively or otherwise) and (c) none of such additional amounts shall be deemed overdue prior to the Certificate Inaccuracy Payment Date or shall accrue interest at the Default Rate prior to the Certificate Inaccuracy Payment Date.

(e)              Each party hereto hereby agrees that none of the Sustainability Structuring Agent, the Administrative Agent, any Joint Lead Arranger or any Lender shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by Kimco of any Sustainability Rate Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry).

(f)              As soon as available and in any event within 240 days following the end of each calendar year (commencing with the calendar year ending December 31, 2022), Kimco shall deliver to the Administrative Agent and the Lenders a Pricing Certificate for the most recently ended calendar year; provided, that, for any calendar year Kimco may elect not to deliver a Pricing Certificate, and such election shall not constitute a Default or Event of Default (but such failure to so deliver a Pricing Certificate by the end of such 240-day period shall result in the Sustainability Rate Adjustment being applied as set forth in clause (c) above.

Article III

[RESERVED]

Article IV

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make or maintain the Loans, , Kimco hereby represents and warrants, on the Effective Date, as to itself only, and not as to any other Loan Party to the Administrative Agent and each Lender that:

Section 4.1                Financial Condition.

The consolidated balance sheet of Kimco Realty Corporation (prior to its conversion to Borrower) and its subsidiaries as at December 31, 2021 and December 31, 2022 and the related consolidated statements of income and of cash flows for the respective fiscal years ended on such dates, reported on by PricewaterhouseCoopers, LLP, copies of which have heretofore been furnished to the Lenders, are complete and correct and present fairly the consolidated financial condition of Kimco and its subsidiaries as at such dates, as applicable and the consolidated results of their operations and their consolidated cash flows for the applicable fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved. Except as set forth on Schedule 4.1, neither Kimco nor any of the Consolidated Entities has, at the Effective Date, any material Indebtedness, Guarantee Obligation, contingent liability or liability for taxes, or any unusual forward or long-term commitment, including any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. Except as set forth on Schedule 4.1, during the period from September 30, 2023 to and including the Effective Date there has been no sale, transfer or other disposition by Kimco or any of the Consolidated Entities of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of Kimco and the Consolidated Entities at September 30, 2023.

Section 4.2                No Change.

Since September 30, 2023, there has been no development or event nor any prospective development or event, which has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.3                Corporate Existence; Compliance with Law.

(a)              Kimco (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent the failure to be so qualified and in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iv) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)             Each Subsidiary (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate (or limited partnership or limited liability company or other form of organization, as applicable) power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation (or limited partnership or limited liability company or other form of organization, as applicable) and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, and (iv) is in compliance with all Requirements of Law except, in the case of clauses (i), (ii), (iii) or (iv) above, as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.4                Corporate Power; Authorization; Enforceable Obligations.

Each applicable Loan Party has the corporate (or limited partnership or limited liability company or other form of organization, as applicable) power and authority, and the legal right, to make, deliver and perform each Loan Document to which it is a party and, in the case of the Borrower, to borrow hereunder, and each applicable Loan Party has taken all necessary corporate (or limited partnership or limited liability company or other form of organization, as applicable) action to authorize the execution, delivery and performance of each Loan Document to which it is a party and, in the case of the Borrower, the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of any Loan Document. Each Loan Document has been duly executed and delivered on behalf of each applicable Loan Party party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each applicable Loan Party party thereto enforceable against each such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (whether sought by proceedings in equity or at law).

Section 4.5                No Legal Bar.

(a)              The execution, delivery and performance of the Loan Documents and the Borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of Kimco and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except, in each case, where the same could not reasonably be expected to have a Material Adverse Effect.

(b)             The execution, delivery and performance of the Loan Documents and the Borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the applicable Loan Party other than Kimco and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except, in each of the foregoing cases, where the same could not reasonably be expected to have a Material Adverse Effect.

Section 4.6                No Material Litigation.

No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the actual knowledge of Kimco, threatened in writing by or against Ultimate Parent, Kimco or any of its Subsidiaries or against any of its or their respective properties or revenues which could reasonably be expected to have a Material Adverse Effect.

Section 4.7                No Default.

Neither Kimco nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 4.8                Ownership of Property.

Each of Kimco and its Subsidiaries has good record title in fee simple to, or a valid leasehold interest in, all of its material real property, and good title to all of its other material property, except, in each case, where failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.9                Intellectual Property.

Kimco and each of its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes (“Intellectual Property”) necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Kimco know of any valid basis for any such claim, except, in each case, for any claim that could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by Kimco and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.10             No Burdensome Restrictions; Disclosure.

No Requirement of Law or Contractual Obligation of Kimco or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect. No written information, other than financial projections and information of a general economic or industry nature, furnished by Kimco or by any of its representatives on Kimco’s behalf to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when furnished and when taken as a whole, contained any untrue statement of material fact or omitted to state any material fact necessary to make the statements therein, taken as a whole, not materially misleading in the light of the circumstances under which they were made; provided that, with respect to financial projections made available by Kimco or by any of its representatives on Kimco’s behalf to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder, Kimco represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time when made, it being understood and agreed that projections are by their nature inherently uncertain and are not a guarantee of financial performance, that actual results may differ from projections and that such differences may be material

Section 4.11             Taxes.

Each of Kimco and its Subsidiaries has filed or caused to be filed all tax returns which, to the actual knowledge of Kimco, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (a) any taxes, fees, or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Kimco or its Subsidiaries, as the case may be or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect); no tax Lien has been filed, and, to the actual knowledge of Kimco, no claim is being asserted, with respect to any such tax, fee or other charge.

Section 4.12             Federal Regulations.

No part of the proceeds of any Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of the Board. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.

Section 4.13             ERISA.

No Reportable Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. The present value of all accrued benefits under each Single Employer Plan maintained by Kimco or any Commonly Controlled Entity (based on those assumptions used to fund the Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrower and each Commonly Controlled Entity for post-retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) equals or exceeds the assets under all such Plans allocable to such benefits.

Section 4.14             Investment Company Act.

No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 4.15             Anti-Corruption Laws and Sanctions.

Neither the Borrower nor any Wholly Owned Subsidiary of Kimco, nor any director or senior officer of the Borrower, nor, to the actual knowledge of Kimco, any director or senior officer of any Wholly Owned Subsidiary of Kimco, is the subject of Sanctions or a Sanctioned Person. No part of the proceeds of the Loans shall be used by the Borrower in violation of Anti-Corruption Laws or applicable Sanctions. Each of the Borrower and each Wholly Owned Subsidiary of Kimco is in compliance, in all material respects, with the Patriot Act, Anti-Corruption Laws, and applicable Sanctions.

Section 4.16             Purpose.

The proceeds of the Loans on and after the Effective Date shall be used by the Borrower for general corporate purposes.

Section 4.17             Environmental Matters.

Each of the following representations and warranties is true and correct on and as of the Effective Date except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)              To the best knowledge of Kimco, the Properties do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which constitute or constituted a violation of, or could reasonably give rise to liability under, Environmental Laws.

(b)             To the best knowledge of Kimco, the Properties and all operations at the Properties are in compliance, and have in the last two years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties, or violation of any Environmental Law with respect to the Properties.

(c)              Neither Kimco nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties, nor does Kimco have knowledge or reason to believe that any such notice will be received .

(d)             To the best knowledge of Kimco, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably give rise to liability under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws.

(e)              No judicial proceeding or governmental or administrative action is pending, or, to the knowledge of Kimco, threatened in writing, under any Environmental Law to which Kimco or any of its Subsidiaries is or, to the actual knowledge of Kimco, will be named as a party with respect to the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Properties.

(f)              To the best knowledge of Kimco, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of Kimco and its Subsidiaries in connection with the Properties in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

Section 4.18             Insurance.

Kimco and each Subsidiary maintains with insurance companies rated at least A- by A.M. Best & Co., with premiums at all times currently paid, insurance upon fixed assets and inventories, including public liability insurance, fire and all other risks insured against by extended coverage, fidelity bond coverage, business interruption insurance, and all insurance required by law, all in form and amounts required by law and customary to the respective natures of their businesses and properties, except in cases where failure to maintain such insurance will not have a Material Adverse Effect.

Section 4.19             Condition of Properties.

Each of the following representations and warranties is true and correct except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)              All of the improvements located on the Properties and the use of said improvements comply and shall continue to comply in all material respects with all applicable zoning resolutions, building codes, subdivision and other similar applicable laws, rules and regulations and are covered by existing valid certificates of occupancy and all other certificates and permits required by applicable laws, rules, regulations and ordinances or in connection with the use, occupancy and operation thereof.

(b)             No material portion of any of the Properties, nor any improvements located on said Properties that are material to the operation, use or value thereof, have been damaged in any respect as a result of any fire, explosion, accident, flood or other casualty.

(c)              No condemnation or eminent domain proceeding has been commenced or to the knowledge of Kimco is about to be commenced against any portion of any of the Properties, or any improvements located thereon that are material to the operation, use or value of said Properties except as set forth and described in Schedule 4.19.

(d)             No notices of violation of any federal, state or local law or ordinance or order or requirement have been issued with respect to any Properties.

Section 4.20             [Reserved].

Section 4.21             REIT Status.

Ultimate Parent is an equity-oriented real estate investment trust under Sections 856 through 860 of the Code, unless (i) the Board of Directors of Ultimate Parent shall have determined in good faith that it is in the best interests of Ultimate Parent to no longer maintain such status and (ii) Ultimate Parent’s no longer maintaining such status does not materially adversely affect the interests of the Lenders.

Section 4.22             Solvency.

On the Effective Date, the Borrower is Solvent.

Section 4.23             Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Article V

CONDITIONS

Section 5.1                Conditions to Effectiveness / Effective Date.

The amendment and restatement of the Existing Credit Agreement effected hereby and the effectiveness of this Agreement and the availability of the Facility hereunder, is subject to the satisfaction of the following conditions (or the waiver of such conditions in accordance with Section 10.1):

(a)              Credit Agreement. The Administrative Agent shall have received from each party hereto (which parties include each Existing Lender and the Administrative Agent) either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)             No Material Adverse Effect. There shall not have occurred or become known to the Administrative Agent or the Joint Lead Arrangers any material adverse condition or material adverse change in the business, operations, property or financial condition of Ultimate Parent and its Subsidiaries, taken as a whole since September 30, 2023.

(c)              Representations and Warranties. Each of the representations and warranties made by Kimco in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Effective Date except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects as of the Effective Date.

(d)             Financial Statements. The Lenders shall have received (i) unqualified audited consolidated financial statements of Kimco Realty Corporation (prior to its conversion to Borrower) for the fiscal years ended December 31, 2021 and December 31, 2022, and (ii) unaudited interim consolidated financial statements of Kimco for each quarterly period (other than the fourth quarter of any fiscal year) ended both (x) subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph and (y) at least 45 days prior to the Effective Date, in each case prepared in accordance with GAAP.

(e)              Existing Revolving Loans. All Existing Revolving Loans shall have been paid in full in accordance with clause (f) below and all “Revolving Commitments” and “Facility Letters of Credit” thereunder shall have been terminated.

(f)              Interest, Fees, Breakage Costs and Expenses. Keybank National Association, as administrative agent under the Existing Credit Agreement, or the Administrative Agent, as applicable, shall have received payment of (i) for the account of the Existing Revolving Lenders, (A) the aggregate outstanding principal amount of all of the Existing Revolving Loans and “Reimbursement Obligations” under and as defined in the Existing Credit Agreement, (B) all interest, fees and expenses accrued to but excluding the Effective Date owed to the Existing Lenders under the Existing Credit Agreement or any fee letter referred to therein or relating thereto, (C) any and all amounts payable pursuant to Section 3.4 of the Existing Credit Agreement (it being agreed that with respect to each Existing Lender such amount is zero), and (ii) for the account of the applicable payee, all fees and other amounts due and payable on or prior to the Effective Date under or in connection with the Existing Credit Agreement or this Agreement, including pursuant to the Fee Letter and, to the extent invoiced at least two (2) Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g)             Legal Opinion. The Administrative Agent shall have received, with a counterpart for the Administrative Agent and each Lender, the executed legal opinions of Venable LLP and Wachtell, Lipton, Rosen & Katz, counsel to the Loan Parties, each in form and substance satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.

(h)             Notes; Parent Guaranty. The Administrative Agent shall have received (i) from the Borrower a signed Note for the account of each Lender that notified the Administrative Agent and Kimco of its request for Notes at least two (2) Business Days prior to the Effective Date and (ii) from the Ultimate Parent, a signed guaranty.

(i)               Closing Certificates. The Administrative Agent shall have received a certificate from a Responsible Officer of Kimco, dated the Effective Date, substantially in the form of Exhibit E , (i) in the case of Kimco, confirming compliance with the conditions specified in this Section 5.1 and, (ii) in each case, certifying, among other things, as to the names and offices of the Persons authorized to sign the Loan Documents to be delivered pursuant to the terms hereof by each such Loan Party, together with the signatures of each such Person and a certificate of another Responsible Officer, certifying as to the name, office, and signature of such first Responsible Officer.

(j)               Organizational Documents, Etc. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the Ultimate Parent, and the authorization of the Borrower and the Ultimate Parent in respect of the transactions contemplated by this Agreement or the other Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent, certified to be true, correct and complete by a Responsible Officer as of the Effective Date.

(k)             Patriot Act. The Administrative Agent and the Lenders shall have received all documentation and other information regarding the Borrower reasonably requested by them of the Borrower in writing at least 10 Business Days prior to the Effective Date that is required in order to comply with their ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. The Administrative Agent and the Lenders acknowledge that they have received all documentation and other information required to satisfy the condition set forth in this clause (k) prior to the date hereof.

(l)               No Default. No Default or Event of Default shall have occurred and be continuing on the Effective Date or after giving effect to the Loans to be made on the Effective Date.

(m)            Mergers. The Mergers shall have been consummated.

The Administrative Agent shall notify Kimco and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Article VI

AFFIRMATIVE COVENANTS

So long as the Commitments remain in effect, any Loan remains outstanding and unpaid, or any other amount is owing to any Lender or the Administrative Agent hereunder, Kimco hereby agrees as set forth in Sections 6.1 through 6.8, inclusive that:

Section 6.1                Financial Statements.

Kimco shall furnish to the Administrative Agent (with sufficient copies for each Lender):

(a)              as soon as available, but in any event within 90 days after the end of each fiscal year of Ultimate Parent, a copy of the consolidated balance sheet of Ultimate Parent and its Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows of Ultimate Parent and its Subsidiaries for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers, LLP or other independent certified public accountants of nationally recognized standing; and

(b)             as soon as available, but in any event not later than 45 days after the end of each of the first three (3) quarterly periods of each fiscal year of Ultimate Parent, the unaudited consolidated balance sheet of Ultimate Parent and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows of Ultimate Parent and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period, as the case may be, in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

The Administrative Agent shall make available to the Lenders (which the Administrative Agent may effect by electronic posting) the materials furnished to it pursuant to this Section.

Section 6.2                Certificates; Other Information.

Kimco shall furnish to the Administrative Agent (with sufficient copies for each Lender (in the case of clauses (b)-(c) below) or each relevant Lender (in the case of clause (e) below)):

(a)              [reserved];

(b)             concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and 6.1(b), a compliance certificate of a Responsible Officer of Kimco substantially in the form of Exhibit F;

(c)              within ten (10) days after the same are sent, copies of all financial statements and reports which Ultimate Parent sends to its stockholders, and within ten (10) days after the same are filed, copies of all financial statements, reports or other documents which Ultimate Parent may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(d)             promptly, upon request of the Administrative Agent, a list of all Entities, and such additional financial information, information with respect to any Property and other information as any Lender may from time to time reasonably request (through the Administrative Agent), including information and documentation needed for compliance with applicable know-your-customer rules and regulations and anti-money laundering rules and regulations, including the Patriot Act; and

(e)              promptly, such other information regarding sustainability matters and practices of the Ultimate Parent, Kimco or any Subsidiary (including with respect to corporate governance, environmental, social and employee matters, respect for human rights, anti-corruption and anti-bribery) as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request for purposes of compliance with any legal or regulatory requirement.

The Administrative Agent shall make available to the Lenders (which the Administrative Agent may effect by electronic posting) the materials furnished to it pursuant to this Section.

Section 6.3                Payment of Obligations.

Kimco shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Kimco, (b) Non-Recourse Indebtedness to the extent that Kimco has determined in good faith that it is in its best interests to contest or not pay such Non-Recourse Indebtedness or (c) other obligations which aggregate not more than $50,000,000 to the extent that Kimco has determined in good faith that it is in its best interests to contest or not pay such other obligations.

Section 6.4                Maintenance of Existence, etc.

Kimco shall:

(a)              Preserve, renew and keep in full force and effect its organizational existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 7.2.

(b)             Comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 6.5                Maintenance of Property; Insurance.

Kimco shall keep all property useful and necessary in its business in good working order and condition; maintain insurance with financially sound and reputable insurance companies rated at least A- by A.M. Best & Co. on all of its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

Section 6.6                Inspection of Property; Books and Records; Discussions.

Kimco shall keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Kimco and its Subsidiaries with officers and employees of Kimco and its Subsidiaries and with its independent certified public accountants.

Section 6.7                Notices.

Kimco shall promptly give notice to the Administrative Agent and each Lender of:

(a)              the occurrence of any Default or Event of Default;

(b)             any (i) default or event of default under any Contractual Obligation of Kimco or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between Kimco or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)              any litigation or administrative or other proceeding affecting Kimco or any of its Subsidiaries in which the amount involved is $50,000,000 or more on an individual basis (or $100,000,000 or more in the aggregate together with all other such litigations or administrative or other proceedings affecting Kimco or any of its Subsidiaries) and not covered by insurance or in which material injunctive or similar relief is sought, or the occurrence in respect of any Guarantor of any case, proceeding, event, or circumstance of the nature set forth in paragraph (f) of Article VIII;

(d)             the following events, as soon as possible and in any event within 30 days after Kimco knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or Kimco or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

(e)              any development or event which has had or could reasonably be expected to have a Material Adverse Effect; and

(f)              any Responsible Officer of Kimco obtaining actual knowledge of a Pricing Certificate Inaccuracy (other than as a result of receipt of a notice of the type described in Section 2.19(d)(i)(A)).

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer of Kimco setting forth details of the occurrence referred to therein and stating what action Kimco proposes to take with respect thereto.

The Administrative Agent shall promptly forward to the Lenders (which the Administrative Agent may effect by electronic posting) any written notice hereunder furnished to it pursuant to this Section.

Section 6.8                Environmental Laws.

Kimco shall:

(a)              Comply with, and use its best efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use its best efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

(b)             Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect or (ii) Kimco has determined in good faith that contesting the same is not in the best interests of Kimco and its Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect.

(c)              Defend, indemnify and hold harmless the Administrative Agent and each Lender, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses (whether arising pre-judgment or post-judgment) of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of Kimco, its Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. Notwithstanding anything to the contrary in this Agreement, this indemnity shall continue in full force and effect regardless of the termination of this Agreement.

Article VII

NEGATIVE COVENANTS

So long as the Commitments remain in effect, any Loan remains outstanding and unpaid, or any other amount is owing to any Lender or the Administrative Agent hereunder, Kimco hereby agrees that:

Section 7.1                Financial Covenants.

Kimco shall not directly or indirectly:

(a)              Total Indebtedness Ratio. Permit, at the last day of any Test Period, the ratio of (i) Total Indebtedness as of such day to (ii) Gross Asset Value (the “Leverage Ratio”) as of such day to exceed 0.60 to 1.00 (or 0.65 to 1.00 for a period not to exceed four (4) consecutive fiscal quarters in the event that during the applicable period Kimco or one of the Consolidated Entities has incurred Indebtedness in connection with Major Acquisitions); provided that for the purpose of determining the foregoing ratio, there shall be excluded from the amount of Total Indebtedness the amount of Total Indebtedness that matures by its terms within 24 months after such date of determination, such exclusion to be limited, however, to the excess of (i) the dollar equivalent of the aggregate amount of Unrestricted Cash and Cash Equivalents then held by Kimco and the Consolidated Entities over (ii) $35,000,000.

(b)             Total Priority Indebtedness Ratio. Permit, at the last day of any Test Period, the ratio of (i) Total Priority Indebtedness as of such day to (ii) Gross Asset Value as of such day to exceed 0.35 to 1.00; provided that for the purpose of determining the foregoing ratio, there shall be excluded from the amount of Total Priority Indebtedness the amount of Total Priority Indebtedness that matures by its terms within 24 months after such date of determination, such exclusion to be limited, however, to the excess of (i) the dollar equivalent of the aggregate amount of Unrestricted Cash and Cash Equivalents then held by Kimco and the Consolidated Entities over (ii) $35,000,000.

(c)              [reserved].

(d)             [reserved].

(e)              Unsecured Interest Expense Ratio. Permit, for any Test Period, the ratio of (i) Unencumbered Assets NOI for such period to (ii) Total Unsecured Interest Expense for such period to be less than 1.75 to 1.00.

(f)              Fixed Charge Coverage Ratio. Permit, for any Test Period, the ratio of Total Adjusted EBITDA for such period to Total Debt Service for such period to be less than 1.50 to 1.00. Solely for the purpose of calculating the ratio in this clause (f), Total Adjusted EBITDA (i) shall include cash flow distributions (other than distributions in respect of capital transactions) from Unconsolidated Entities (“Unconsolidated Entity Operating Cash Flow”), and (ii) shall be increased by the amounts excluded pursuant to clauses (iv), (v) and (vi) of the definition of the term “Total Adjusted EBITDA”.

Solely for the purposes of this Section 7.1: direct or indirect reference to EBITDA, NOI, Indebtedness and debt service (and items thereof, when applicable) with respect to the Entities, when included, shall be included only to the extent of the Ownership Percentage therein, except as otherwise specifically provided.

Section 7.2                Limitation on Certain Fundamental Changes.

None of Ultimate Parent, Kimco or any of their Subsidiaries shall, directly or indirectly: (a) enter into any merger (except as described in Schedule 7.2), consolidation or amalgamation, (b) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or (c) convey, sell, lease, assign, transfer or otherwise dispose (whether effected pursuant to a division or otherwise) of, all or substantially all of its property, business or assets (each such transaction referred to in the preceding clauses (a), (b) and (c), a “Capital Transaction”), provided that a Capital Transaction may be made if (i) such Capital Transaction does not involve all or substantially all of the property, business or assets owned or leased by Ultimate Parent, Kimco and its Subsidiaries determined on a consolidated basis with respect to Ultimate Parent and its Subsidiaries taken as a whole, (ii) there is no Default or Event of Default, immediately before and immediately after giving effect to such Capital Transaction (including any changes resulting from recharacterization of Unencumbered Property), and (iii) without limiting the foregoing, Kimco is in compliance with all covenants under Section 7.1 after giving effect to such Capital Transaction (including any changes resulting from recharacterization of Unencumbered Property), and would have been in compliance therewith for the most recent Test Period if such Capital Transaction had been given effect (including any changes resulting from recharacterization of Unencumbered Property) during such Test Period. Notwithstanding the foregoing, neither Ultimate Parent nor Kimco may engage in a Capital Transaction other than (x) a merger as to which it is the surviving entity or (y) a Capital Transaction described in the immediately following sentence. In addition, notwithstanding the foregoing, (I)(A) any Subsidiary that is not a Loan Party may merge with any Subsidiary so long as the surviving entity is a Subsidiary, and (B) any Subsidiary that is a Loan Party may merge with any Subsidiary so long as the surviving entity is a Loan Party, (II)(A) any Subsidiary that is not a Loan Party may liquidate, wind up or dissolve itself so long as such Subsidiary’s assets are transferred to the Borrower or a Subsidiary and (B) any Subsidiary that is a Loan Party may liquidate, wind up or dissolve itself so long as such Subsidiary’s assets are transferred to a Loan Party and (III)(A) any Subsidiary that is not a Loan Party may convey, sell, lease, assign, transfer or otherwise dispose of any of its assets to the Borrower or any Subsidiary and (B) Ultimate Parent, Kimco or any Subsidiary that is a Loan Party may convey, sell, lease, assign, transfer or otherwise dispose of any of its assets to a Loan Party. No Subsidiary Guarantor shall enter into any merger, consolidation, amalgamation or reorganization transaction if such transaction will result in such Subsidiary Guarantor being organized under the laws of a jurisdiction other than the United States that is not an Acceptable Jurisdiction.

Section 7.3                Anti-Corruption Laws and Sanctions. The Borrower shall not knowingly use the proceeds of any Loan or knowingly lend, contribute or otherwise make available such proceeds to any of their Subsidiaries or respective officers, directors, employees or agents (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any prohibited activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 7.4                [Reserved].

Section 7.5                Limitation on Transactions with Affiliates.

None of Ultimate Parent, Kimco or any of their Subsidiaries shall, directly or indirectly, enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than Ultimate Parent, Kimco or any Wholly Owned Subsidiaries) unless (a) no Default or Event of Default would occur as a result thereof and (b) such transaction is upon fair and reasonable terms no less favorable to any Loan Party that is a party thereto or is affected thereby than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 7.6                Limitation on Changes in Fiscal Year.

Ultimate Parent shall not cause or permit its fiscal year to end on a day other than December 31, unless otherwise required by any applicable law, rule or regulation.

Section 7.7                Limitation on Lines of Business; Creation of Subsidiaries; Negative Pledges; Swap Agreements.

Neither Kimco nor or any of its Subsidiaries shall, directly or indirectly:

(a)              Engage in activities other than real estate business and real estate related business activities, and in activities permitted for real estate investment trusts under the Code (including through taxable REIT subsidiaries).

(b)             Enter into with any Person, or suffer to exist, any agreement which, in any such case, prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired (other than (i) this Agreement and the other Loan Documents, (ii) any agreements governing any purchase money Liens, Financing Leases or mortgage financings (in which case any such prohibition or limitation shall only be effective against the assets financed thereby), (iii) any agreement in effect as of the date hereof and identified on Schedule 7.7 hereto (and any extension or renewal of, or any amendment or modification thereto), or (iv) any agreement related to Indebtedness or Liens incurred, or asset sales or other transactions consummated or to be consummated, by Kimco or such Subsidiary containing customary restrictions on the ability of Kimco or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired).

(c)              Enter into any Swap Agreement, except Swap Agreements entered into in the ordinary course of business (not for purposes of speculation) to hedge or mitigate risks, including those related to interest rates or currency exchange rates, to which Kimco or such Subsidiary is exposed in the conduct of its business or the management of its liabilities.

Article VIII

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)              The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b)             Any representation or warranty made or deemed made by Kimco herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made or furnished; or

(c)              There shall be any default in the observance or performance of any agreement contained in Section 6.7(a) or Article VII; or

(d)             Kimco shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Article), and such default shall continue unremedied for a period of 30 days after notice from the Administrative Agent or the Required Lenders; or

(e)              The Borrower or any Subsidiary of the Borrower shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding (x) any Loans (which shall be governed by clause (a) above) and (y) any Non-Recourse Indebtedness) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness (including any Guarantee Obligation, but excluding (x) any Loans (which shall be governed by clause (a) above) and (y) any Non-Recourse Indebtedness) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (including any Guarantee Obligation, but excluding (x) any Loans (which shall be governed by clause (a) above) and (y) any Non-Recourse Indebtedness) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default under this Agreement unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $125,000,000 (calculated, in the case of Indebtedness of an Unconsolidated Entity, by multiplying the amount of such Indebtedness by the percentage of Kimco’s direct or indirect equity interest in such Unconsolidated Entity); or

(f)              (i) Ultimate Parent or Kimco shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or a substantial part of its assets, or Ultimate Parent or Kimco shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Ultimate Parent or Kimco any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Ultimate Parent or Kimco any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or a substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Ultimate Parent or Kimco shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Ultimate Parent or Kimco shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)             (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Kimco or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed (or a trustee shall be appointed) to administer, or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Kimco or any Commonly Controlled Entity shall, or is, in the reasonable opinion of the Required Lenders, likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)             One or more judgments or decrees shall be entered against Kimco or any Entity involving in the aggregate a liability (not paid or fully covered by insurance) of $125,000,000 or more (excluding Non-Recourse Indebtedness) (calculated, in the case of a judgment or decree against an Unconsolidated Entity, by multiplying the amount of such judgment or decree by the percentage of Kimco’s direct or indirect equity interest in such Unconsolidated Entity), and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)               [reserved]; or

(j)               Ultimate Parent shall cease, for any reason, to maintain its status as an equity-oriented real estate investment trust under Sections 856 through 860 of the Code unless (i) the Board of Directors of Ultimate Parent shall have determined in good faith that it is in the best interests of Kimco to no longer maintain such status and (ii) Ultimate Parent’s no longer maintaining such status does not materially adversely affect the interests of the Lenders; or

(k)             [reserved]; or

(l)               the guaranty by Ultimate Parent shall cease for any reason to be valid or binding on, or enforceable against, Ultimate Parent, or Ultimate Parent shall so assert in writing; or

(m)            a Change in Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) above, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) the Administrative Agent may, with the consent of the Required Lenders, or upon the request of the Required Lenders the Administrative Agent shall, by notice to Kimco, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to Kimco, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable.

Except as expressly provided above in this Article, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

After the exercise of remedies provided for in clause (B) of the paragraph following the Events of Default listed in this Article VIII (or after the Loans have automatically become immediately due and payable as set forth in clause (A) of the paragraph following the Events of Default listed in this Article VIII):

(a)            all payments received on account of the Obligations shall, subject to Section 2.17, be applied by the Administrative Agent as follows:

(i)               first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 10.5);

(ii)             second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees and disbursements and other charges of counsel to the Lenders payable under Section 10.05) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)           third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)            fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause (iv) payable to them;

(v)             fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi)            finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to Kimco or as otherwise required by law; and

(b)             if any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied in the order set forth above.

Article IX

THE AGENTS

Section 9.1                The Agents.

For purposes of this Section 9.1 and Section 10.6, the term “Related Parties” shall mean, with respect to any specified Person, (i) any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such specified Person, and (ii) the respective directors, officers, employees, agents and advisors of such specified Person and of any other Person referred to in the preceding clause (i).

(a)            Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)           The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and each Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such bank (an “Administrative Agent Affiliate”) may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

(c)            The Administrative Agent shall not have any duties or obligations except those expressly set forth herein, and its duties are entirely administrative in nature. Without limiting the generality of the foregoing,

(i)               the Administrative Agent shall not be subject to any fiduciary or similar duties, regardless of whether a Default or Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby,

(ii)             the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise or refrain from exercising as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided herein), for which the Administrative Agent shall be fully protected in so acting or refraining from acting, and, unless and until revoked in writing, such directions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (A) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (B) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided, and

(iii)           except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Kimco or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Administrative Agent Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided herein) or in the absence of its own gross negligence or willful misconduct (which shall be deemed to exist only if determined by a court of competent jurisdiction by a final and non-appealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default other than nonpayment of principal or interest unless and until written notice thereof is given to the Administrative Agent by Kimco or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document, or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Neither the Administrative Agent nor any of its Related Parties shall be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform their obligations hereunder or thereunder.

(d)             The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.6, (ii) may rely on the Register to the extent set forth in Section 10.6, (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of the Borrower in connection with this Agreement or any other Loan Document, and (iv) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan.

(e)              The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(f)              Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by giving 30 days’ prior written notice to the Lenders and Kimco. If a Bankruptcy Event shall occur with respect to the Administrative Agent, then effective on the date that is thirty (30) Business Days after the date of such Bankruptcy Event, the Administrative Agent automatically and without any further action by any Person, shall be removed as Administrative Agent, and at the end of such thirty (30) Business Day period the Administrative Agent shall be deemed discharged from its duties and obligations as Administrative Agent hereunder and under any other Loan Document. By the Required Lenders’ giving at least thirty (30) Business Days prior written notice to the Administrative Agent and Kimco, the Administrative Agent may be removed, by action of the Required Lenders (excluding the bank serving as Administrative Agent (the “Agent Bank”)), (i) at any time for gross negligence or willful misconduct, as determined by the Required Lenders (excluding for such determination the Agent Bank), or (ii) in the event that the Agent Bank, in its capacity as a Lender, shall have assigned all of its outstanding Commitments and Loans to another bank, financial institution or other entity pursuant to Section 10.6, and at the end of such thirty (30) Business Day period the Agent Bank shall be deemed discharged from its duties and obligations as Administrative Agent hereunder and under any other Loan Documents. Upon any such resignation or removal, the Required Lenders shall have the right, in consultation with Kimco, to appoint a successor. In the case of resignation by the Administrative Agent, if no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor to a retired Administrative Agent, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under any other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article, including Section 9.2, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(g)             Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, the Sustainability Structuring Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, the Sustainability Structuring Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. Each Lender also acknowledges and agrees that (A) none of the Administrative Agent, any Bookrunner, any Joint Lead Arranger, any Syndication Agent, any Documentation Agent, or the Sustainability Structuring Agent acting in such capacities have made any assurances as to (i) whether the credit facility evidenced by this Agreement meets such Lender’s criteria or expectations with regard to environmental impact and sustainability performance, (ii) whether any characteristics of such credit facility, including the characteristics of the relevant key performance indicators to which Kimco will link a potential margin step-up or step-down, including their environmental and sustainability criteria, meet any industry standards for sustainability-linked credit facilities and (B) such Lender has performed its own independent investigation and analysis of such credit party and whether such credit facility meets its own criteria or expectations with regard to environmental impact and/or sustainability performance.

(h)             The provisions of this Article (other than Section 9.1(f)) are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Section 9.1, none of the Borrower or any of its Affiliates, shall have any rights as a third party beneficiary under any such provisions. Other than as set forth in Section 9.1(f), nothing in this Article shall relate to, govern or limit the obligations of the Administrative Agent to the Borrower or the rights of the Borrower with respect to the Administrative Agent. The provisions of this Section 9.1 shall survive the repayment of the Loans, the expiration or termination of the Commitments and the termination of this Agreement.

Section 9.2                Indemnification.

Subject to the immediately following sentence, the Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentages of the Commitments in effect on the date on which indemnification is sought under this Section 9.2 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Applicable Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans and regardless of whether pre-judgment or post-judgment) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s gross negligence or willful misconduct. Each Lender shall severally indemnify the Administrative Agent for the full amount of any Excluded Taxes attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The agreements in this Section 9.2 shall survive the termination of this Agreement and the other Loan Documents and the payment of the Loans and all other amounts payable hereunder and thereunder.

Section 9.3                The Syndication Agent, Documentation Agents, Sustainability Structuring Agent, Joint Lead Arrangers, and Bookrunners.

Each of the Syndication Agent, Documentation Agents, Sustainability Structuring Agent, Bookrunners and Joint Lead Arrangers referred to on the cover of this Agreement in its capacity as such shall have no rights, duties or responsibilities hereunder, nor any fiduciary relationship with any party hereto, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Syndication Agent, Documentation Agents, Sustainability Structuring Agent, Bookrunners or Joint Lead Arrangers in their respective capacities as such.

Section 9.4                Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)             the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)            The Administrative Agent, and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 9.5                Erroneous Payments.

(a)              Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.5 shall be conclusive, absent manifest error.

(b)             Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)              The parties hereto agree that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party except, in each case, solely to the extent such Payment is comprised of funds received by the Administrative Agent from the Borrower or another Loan Party for the purpose of making a payment on the Obligations.

(d)             Each party’s obligations under this Section 9.5 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Article X

MISCELLANEOUS

Section 10.1             Amendments and Waivers.

Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. Subject to Section 2.8(c) and Section 2.8(d), the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that

(a)              no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan or Note, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase or reduce the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender directly affected thereby, (ii) amend, modify or waive any provision of this Section 10.1, change Section 2.9(a), Section 10.11(a) or Section 10.22 in a manner that would alter the pro rata sharing of payments required thereby, reduce the percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Kimco of any of its rights and obligations under this Agreement and the other Loan Documents, amend the proviso to the definition of the term “Unencumbered Properties”, or amend, modify, or waive any provision of any Loan Document which, by its terms, requires the consent, approval or satisfaction of all Lenders, in each case without the written consent of all the Lenders, (iii) amend, modify or waive any provision of Article IX or otherwise affect the rights or duties of the Administrative Agent without the written consent of the then Administrative Agent, (iv) amend, modify or waive any provision of Section 2.17 without the written consent of the Administrative Agent, (v) release the Ultimate Parent from the guaranty made pursuant to the Loan Document, in each case without the written consent of each Lender affected thereby, (vi) modify the definition of the term “Required Class Lenders” as it relates to a Class of Lenders or modify in any other manner the number or percentage of a Class of Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, in each case, solely with respect to such Class of Lenders, without the written consent of all of the Lenders in such Class, (vii) amend the definitions of Term Loan A 1 Commitment without the written consent of all of the Term A 1 Lenders, (viii) amend the definition of Term Loan A 2 Commitment without the written consent of all of the Term A 2 Lenders, (ix) amend the definition of Term Loan A 3 Commitment without the written consent of all of the Term A 3 Lenders, (x) amend the definition of Term Loan A 4 Commitment without the written consent of all of the Term A 4 Lenders, or (xi) amend the definition of “Term Percentage” as it applies to a Class of Term Lenders without the written consent of all of the Term Lenders of such Class; and

(b)             subject to the immediately preceding subsection (a), any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Lenders of a particular Class, and not Lenders of any other Class, may be amended, and the performance or observance by the Borrower of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Required Class Lenders for such Class of Lenders (and, in the case of an amendment to any Loan Document, the written consent of the Borrower).

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Loan Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the other Loan Parties, the Lenders, and the Administrative Agent shall be restored to their former position and rights hereunder and under any outstanding Notes and any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing to the extent therein specified; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Section 10.2             Notices.

(a)              All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received (notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b)), addressed as follows in the case of the Borrower and the Administrative Agent, and as notified to the Administrative Agent pursuant to an Administrative Questionnaire in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower:	Kimco Realty OP, LLC 500 North Broadway, Suite 201 Jericho, New York 11753 Attention: Glenn G. Cohen Telecopy: (516) 869-2572

JPMCB, as Administrative Agent

JPMorgan Chase Bank, N.A.

Loan and Agency Services Group
10 S. Dearborn St., Floor 7
Chicago, Illinois 60603
Attention:  Mary Hackett, Loan Servicer,
                    CLS REB Chicago
Telecopy: (312) 385-7101
Email: Cls.reb.chicago@jpmchase.com

with a copy for borrowing requests and interest elections
to:	JPMorgan Chase Bank, N.A.
10 S. Dearborn St. Floor L2
Chicago, IL 60603
Mailcode: IL1-0480
Telephone: 312-385-7025
Fax: 312-233-2257
Contact: Joyce King
joyce.p.king@jpmorgan.com
cls.reb.chicago@jpmorgan.com

with a copy (except for
borrowing requests,
interest elections)

to:	JPMorgan Chase Bank, N.A. 277 Park Avenue. 36th Floor New York, New York 10017 Attention: Austin Lotito Telephone: (212) 648-0247

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.1, 2.2, 2.3 or 2.4 shall not be effective until received.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that (x) approval of such procedures may be limited to particular notices or communications, (y) for the avoidance of doubt, as and from the date hereof until the Borrower provide written notice to the Administrative Agent otherwise, the Borrower do not agree to accept notices or other communications hereunder by electronic communications, and (z) for the avoidance of doubt, as and from the date hereof until the Administrative Agent provides written notice to the Borrower otherwise, the Administrative Agent does not agree to accept notices or other communications hereunder by electronic communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)            Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d)           Electronic Systems.

(i)             Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Lenders by posting the Communications (as defined below) on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)             Any Electronic System used by the Administrative Agent and the Communications are provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy or completeness of the Communications or the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications or the Electronic System. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. Each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through the Electronic System is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Electronic System, and that there may be confidentiality and other risks associated with such distribution. Other than (solely with respect to direct damages arising therefrom) in the case of gross negligence or willful misconduct of, or material breach of this Agreement by, an Agent Party (as defined below) to the extent determined in a final non-appealable judgment by a court of competent jurisdiction, in no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender, or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

(iii)           Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Electronic System shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender's (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(iv)            Although the Electronic System and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Electronic System is secured through a per-deal authorization method whereby each user may access the Electronic System only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Electronic System, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Electronic System and understands and assumes the risks of such distribution.

(v)             Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Electronic System in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(vi)            Nothing herein shall prejudice the right of the Administrative Agent, any Lender or the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 10.3             No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 10.4             Survival of Representations and Warranties.

All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the extensions of credit hereunder.

Section 10.5             Payment of Expenses and Taxes.

Kimco agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents, and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent; (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses (including post-judgment costs and expenses) incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents, and any such other documents, including the fees and disbursements of counsel to the Administrative Agent and the several Lenders; (c) to pay, and indemnify and hold harmless each Lender and the Administrative Agent and their affiliates (and their respective officers, directors, employees, advisors and agents) from and against, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents, and any such other documents; and (d) to pay, and indemnify and hold harmless each Lender, the Administrative Agent and the Sustainability Structuring Agent and their affiliates (and their respective officers, directors, employees, advisors and agents) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (and regardless of whether pre-judgment or post-judgment) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Kimco, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that (x) Kimco shall have no obligation hereunder to any indemnitee with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such indemnitee to the extent determined in a final non-appealable judgment by a court of competent jurisdiction, and (y) this clause (d) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. The agreements in this Section 10.5 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 10.6             Successors and Assigns.

For purposes of this Section 10.6 the term “Related Parties” shall have the meaning given thereto in Section 9.1 hereof.

(a)              The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b)             Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement and under the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)            Kimco, provided that (I) no consent of Kimco shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), or, if an Event of Default has occurred and is continuing, any other assignee and (II) Kimco shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)            the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment or Loan to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)           Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment and Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption (as defined below) with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless Kimco and the Administrative Agent otherwise consent, provided that no such consent of Kimco shall be required if an Event of Default has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Commitment and Loans of any Class under this Agreement and the other Loan Documents;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption substantially in the form of Exhibit A or in any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent (an “Assignment and Assumption”) (or to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Electronic System as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), together with a processing and recordation fee of $4,000 (which, except as provided in Section 2.15, shall not be payable by the Borrower);

(D)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in the form approved by the Administrative Agent (an “Administrative Questionnaire”); and

(E)            assignments shall not be permitted to be made to any Ineligible Institution.

(iii)         Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)         The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)          Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this paragraph (b) and any written consent to such assignment required by this paragraph (b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.9(b), 3.4, 3.5 or 9.2, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than any Ineligible Institution) (a “Participant”) in all or a portion of such Lender’s rights and obligations in respect of its Commitments and Loans under this Agreement and under the other Loan Documents (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the other Loan Parties, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 10.1 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13 (subject to the requirements and limitations therein, including the requirements under Section 2.12 (d) (it being understood that the documentation requirement under Section 2.12(d) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.9 and 2.15 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.12, with respect to any participation, than its participating Lender would have been entitled to receive. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.11(b) as though it were a Lender, provided such Participant agrees to be subject to Section 10.11(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)             Any Lender may at any time pledge or assign a security interest in, all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.7             Disclosure.

Subject to Section 10.19, the Borrower authorizes each Lender to disclose to any Participant or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

Section 10.8             [Reserved].

Section 10.9             [Reserved].

Section 10.10          Subsidiary Guarantors.

(a)              At the election of Kimco at any time and from time to time, at the time of such election, one or more Wholly Owned Subsidiaries shall become a guarantor of the Facility (each, a “Subsidiary Guarantor”) by executing and delivering to the Administrative Agent, as applicable, a Subsidiary Guarantee; provided that (x) each such Wholly Owned Subsidiary shall satisfy the Baseline Conditions on and as of the date such Wholly Owned Subsidiary delivers its Subsidiary Guarantee and (y) Kimco shall be deemed to represent and warrant as of such date that such proposed Subsidiary Guarantor is a Wholly Owned Subsidiary. If the designation of such Subsidiary Guarantor obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in accordance with applicable laws and regulations in circumstances where the necessary information is not already available to it, the applicable Subsidiary Guarantor shall, promptly upon the request of the Administrative Agent or such Lender, supply such documentation and other evidence as is reasonably and customarily requested by the Administrative Agent or such Lender in order for the Administrative Agent or such Lender to be satisfied (in good faith) it has complied with all necessary “know your customer” or other similar verifications under all applicable laws and regulations. For the avoidance of doubt, no Wholly Owned Subsidiary that is not a U.S. Person (or, if such Wholly Owned Subsidiary is disregarded as an entity separate from its owner for U.S. federal income tax purposes, has an owner that is not a U.S. Person) shall guarantee any obligation of the Borrower that is a U.S. Person (or, if the Borrower is disregarded as an entity separate from its owner for U.S. federal income tax purposes, of its owner).

(b)             A Subsidiary Guarantor shall be released from any Subsidiary Guarantee upon written request by Kimco; provided that (i) there is no Event of Default after giving effect to such release (including any changes resulting from any Property’s ceasing to be an Unencumbered Property if such released guarantor immediately prior to giving effect to such release was an Obligated Property Owner in respect thereof), (ii) Kimco is in compliance with each of the financial covenants set forth in paragraphs (a) through (f) of Section 7.1 if the ratio or amount referred to therein were to be calculated as of such date, but after giving effect to such release (including any changes resulting from any Property’s ceasing to be an Unencumbered Property if such released guarantor was an Obligated Property Owner in respect thereof immediately prior to giving effect to such release and provided that for the purposes of determining such compliance, Gross Asset Value shall be determined for the most recent Test Period as to which a compliance certificate has been delivered pursuant to Section 6.2(b)), and (iii) Kimco has furnished to the Administrative Agent a certificate of its chief financial officer or other authorized financial officer as to the matters referred to in the preceding clauses (i) and (ii).

Section 10.11          Adjustments; Set-off.

(a)              If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Article VIII(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided that (i) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply, except, for the avoidance of doubt, for payments made pursuant to Section 2.15 hereof).

(b)             In addition to any rights and remedies of the Lenders provided by law, each Lender and each of its Affiliates shall have the right, without prior notice to the Borrower any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon and during the continuance of any Event of Default, to set off and appropriate and apply against any amounts due hereunder or under any Notes at such time, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, obligations, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any of its Affiliates or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.12          Counterparts; Electronic Execution.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts each of which shall constitute an original, but all of which when taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Kimco and the Administrative Agent. Delivery of an executed counterpart of a signature page of this Agreement by any electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.13          Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.14          Integration.

This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Guarantors, the Administrative Agent, and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 10.15          GOVERNING LAW.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 10.16          Submission to Jurisdiction; Waivers.

Each of the parties hereto hereby irrevocably and unconditionally:

(a)              submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof;

(b)             consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)              agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 10.2 or at such other address of which it shall have been notified pursuant thereto;

(d)             agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)              waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding in connection with this Agreement or any other Loan Document any special, exemplary, punitive or consequential damages; provided that, nothing in this clause (e) shall relieve the Borrower of any obligation it may have to indemnify a Person who is entitled to indemnification pursuant to Section 10.5(c) against special, indirect, consequential or punitive damages asserted against such Person by a third party.

Section 10.17          Acknowledgments.

The Borrower hereby acknowledges that:

(a)              it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)             none of the Administrative Agent or the Lenders (the “Credit Parties”) will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other Person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby;

(c)              no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and the Borrower shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto;

(d)             no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Borrower and the Credit Parties;

(e)              each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion; and

(f)              each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise.

Section 10.18          WAIVERS OF JURY TRIAL.

THE BORROWER, THE ADMINISTRATIVE AGENT, AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 10.19          Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel, consultants, service providers and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to any regulatory authority or self-regulatory body, to the extent requested thereby, (c) to the extent required by applicable laws or regulations or by any subpoena or similar compulsory legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the prior written consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower that is not, to the knowledge of the Administrative Agent or such Lender, as applicable, subject to confidentiality obligations to Kimco or any of its Subsidiaries. In addition, the Lenders may disclose the existence of this Agreement and information about this Agreement to data service providers, including league table providers, that serve the lending industry, to the extent such Information is customarily provided by arrangers to such service providers. For the purposes of this Section, “Information” means all information received from the Borrower or its Subsidiaries relating to the Borrower or any Subsidiary of the Borrower or their respective businesses; provided that in the case of information received from or on behalf of the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Notwithstanding anything herein to the contrary, “Information” shall not include, and each party hereto may disclose to any and all Persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

Section 10.20          [Reserved].

Section 10.21          USA Patriot Act.

Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act.

Section 10.22          [Reserved].

Section 10.23          Amendment and Restatement; Transitional Agreements.

This Agreement shall, upon satisfaction (or waiver) of the conditions set forth in Section 5.1, replace and supersede the Existing Credit Agreement in its entirety, except as expressly provided in this Section 10.23. For the avoidance of doubt, each of the parties hereto (including JPMorgan Chase Bank, N.A., in its capacity as administrative agent under this Agreement) understands and agrees that, upon the effectiveness of the amendment and restatement contemplated hereby, without any further action, (a) the “Revolving Commitments” under and as defined in the Existing Credit Agreement are permanently terminated and reduced to zero, (b) all Existing Revolving Loans and “Reimbursement Obligations” under and as defined in the Existing Credit Agreement shall be paid in full, all “Facility Letters of Credit” under and as defined in the Existing Credit Agreement shall be cancelled and returned, and any reimbursement obligations of the Existing Revolving Lenders to the Existing Issuing Bank and any obligations of the Existing Revolving Lenders to purchase participations in the Existing Issuing Bank’s obligations and rights in respect of each existing Facility Letter of Credit shall be terminated, (c) excluding those obligations that are specified in the Existing Credit Agreement or in any of the other Existing Loan Documents as surviving that respective agreement’s termination (which, as so specified, shall survive without prejudice and remain in full force and effect), all Existing Obligations shall, to the extent set forth in this Agreement, replaced by the Obligations, (d) the Lenders party hereto shall have Term Loan A-1 Commitments, Term Loan A-2 Commitments, Term Loan A-3 Commitments and Term Loan A-4 Commitments in the amounts set forth in Schedule 1.1A, (e) the “Term Loans A-1”, “Term Loans A-2”, “Term Loans A-3” and “Term Loans A-4” outstanding under the Existing Credit Agreement shall become Term Loans A-1, Term Loans A-2, Term Loans A-3 and Term Loans A-4 under this Agreement, (f) the Lenders’ interests in the Term Loans A-1, Term Loans A-2, Term Loans A-3 and Term Loans A-4 shall be reallocated and continued on the Effective Date ratably in accordance with each Lender’s applicable Term Loan A-1 Commitments, Term Loan A-2 Commitments, Term Loan A-3 Commitments and Term Loan A-4 Commitments, and the Lenders shall make such purchases and fundings of Term Loans A-1, Term Loans A-2, Term Loans A-3 and Term Loans A-4 from each other as necessary to effect such reallocation, (g) Kimco assumes all of RPT Realty, L.P.’s obligations as the borrower under this Agreement and shall be the “Borrower” for all purposes hereunder, RPT Realty, L.P. is released from its obligations as “Borrower” under the Existing Credit Agreement, each “Guarantor” as defined in the Existing Credit Agreement is released from its obligations as a “Guarantor” under the Existing Credit Agreement and the Guaranty (as defined in the Existing Credit Agreement), the Guaranty (as defined in the Existing Credit Agreement) is hereby terminated and of no further force or effect, and each Note (as defined in the Existing Credit Agreement) is hereby terminated and of no further force or effect and (h) Keybank National Association has resigned as Administrative Agent under this Agreement and the other Loan Documents and the Borrower and the Lenders accept such resignation and agree that JPMorgan Chase Bank, N.A. shall be the successor Administrative Agent under this Agreement and the other Loan Documents as provided in Section 9.1. As soon as reasonably practicable after its receipt of any Note requested by a Lender hereunder on the Effective Date, to the extent such Lender was a party to the Existing Credit Agreement and had a promissory note issued to such Lender under the terms of the Existing Credit Agreement, such Lender will promptly return to the Borrower, marked “Substituted” or “Cancelled”, as the case may be, any promissory notes of the Borrower held by such Lender pursuant to the Existing Credit Agreement. Each Lender party to this Agreement that was a party to the Existing Credit Agreement hereby waives its rights to indemnification pursuant to Section 3.4 of the Existing Credit Agreement in connection with prepayment or conversion of any “SOFR Loans” as a result of any prepayment or conversion of Term Loans on the Effective Date or the reallocation of the Term Loans on the Effective Date described above.

Section 10.24          Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.25          Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)              a reduction in full or in part or cancellation of any such liability;

(ii)             a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.26          Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

As used in this Section 10.26, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)              a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)           a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[SIGNATURE PAGES TO FOLLOW]

SUSTAINABILITY TABLE

Metric	2018 Baseline	Annual Sustainability Targets and Thresholds
		CY2023	CY2024	CY2025	CY2026	CY2027
		>12.5%	>15.0%	>17.5%	>20.0%	>22.5%	KPI Target A
		>12.0%	>14.5%	>17.0%	>19.5%	>22.0%	KPI Target B
KPI	0%
		<11.5%	<14.0%	<16.5%	<19.0%	<21.5%	KPI Threshold B
		<11.0%	<13.5%	<16.0%	<18.5%	<21.0%	KPI Threshold A

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

KIMCO REALTY OP, LLC
By: Kimco Realty Corporation, its managing member

By:	/s/ Glenn G. Cohen
Name:	Glenn G. Cohen
Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Seventh Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Lender as Administrative Agent

By:	/s/ Austin Lotito
Name:	Austin Lotito
Title:	Executive Director

[Seventh Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Cheryl Sneor
Name:	Cheryl Sneor
Title:	Vice President

[Seventh Amended and Restated Credit Agreement]

REGIONS BANK., as a Lender

By:	/s/ Nicholas R. Frerman
Name:	Nicholas R. Frerman
Title:	Senior Vice President

[Seventh Amended and Restated Credit Agreement]

TRUIST BANK, as a Lender

By:	/s/ Ryan Almond
Name:	Ryan Almond
Title:	Director

[Seventh Amended and Restated Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
Name:	Donna DeMagistris
Title:	Executive Director

[Seventh Amended and Restated Credit Agreement]

BMO BANK, N.A., as a Lender

By:	/s/ Rebecca Liu Chabanaon
Name:	Rebecca Liu Chabanon
Title:	Director

[Seventh Amended and Restated Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Jonathan Dworkin
Name:	Jonathan Dworkin
Title:	Authorized Signatory

[Seventh Amended and Restated Credit Agreement]

 Exhibit A